EQUITY PURCHASE AND SALE AGREEMENT
by and between
EAGLE MATERIALS INC.
and
SMART SAND, INC.

September 18, 2020

TABLE OF CONTENTS

APPENDICES:
Appendix A Definitions
EXHIBITS:
Exhibit A Working Capital Principles
Exhibit B Escrow Agreement
Exhibit C Loan and Security Agreement
Exhibit D Transition Services

SCHEDULES:
Schedule 4.1 Jurisdictions
Schedule 4.2 Purchaser Notices and Consents
Schedule 4.4 Company Subsidiaries
Schedule 4.5 Latest Financial Statements
Schedule 4.6 Liabilities
Schedule 4.7 Absence of Certain Changes
Schedule 4.8 Litigation
Schedule 4.9(a) Compliance with Laws
Schedule 4.9(b) Permits
Schedule 4.10 Tax Matters
Schedule 4.11(a) Owned Property
Schedule 4.11(b) Real Property Leases
Schedule 4.11(c) Title to Owned Property
Schedule 4.11(d) Default under Real Property Interests
Schedule 4.11(e) Other Real Property
Schedule 4.11(f) Brokerage Commissions, Finder’s Fees, and Transfers
Schedule 4.12 Title to Tangible Assets
Schedule 4.13(a) Intellectual Property
Schedule 4.13(g) Information Technology Systems
Schedule 4.14(a) Material Contracts
Schedule 4.14(b) Default under Material Contracts
Schedule 4.15(a) Business Employees
Schedule 4.15(b) Seller Benefit Plans
Schedule 4.15(h) Applicable CBA(s)
Schedule 4.15(j) Independent Contractors and Consultants
Schedule 4.15(k) Consulting Contracts and Severance Agreements
Schedule 4.16 Environmental Matters
Schedule 4.17 Insurance
Schedule 4.18 Related Party Transactions
Schedule 4.19 Bank Accounts
Schedule 4.20(a) Material Customers
Schedule 4.20(b) Material Suppliers
Schedule 4.21 Performance Bonds
Schedule 4.25 Sufficiency of Assets
Schedule 6.4(c)(i) Expired Railcars
Schedule 6.4(c)(ii) Expired Railcar Leases

Schedule 6.4(d)(i) Assumed Railcars
Schedule 6.4(d)(iii) Customer Railcars in Possession or Control of  Company Group
Schedule 7.2(d) Assigned Trademarks
Schedule 7.3(i) Frac Tech Parcels
Schedule 8.1(a)(iii) Indemnification
Schedule 9.2 Allocation Methodology

EQUITY PURCHASE AND SALE AGREEMENT

This Equity Purchase and Sale Agreement (this “Agreement”) is dated as of September 18, 2020, by and between Smart Sand, Inc., a Delaware corporation (the “Purchaser”), and Eagle Materials Inc., a Delaware corporation (the “Seller”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
A.The Seller owns 100% of the outstanding limited liability company interests (the “Interests”) in Eagle Oil and Gas Proppants Holdings LLC, a Delaware limited liability company (“Eagle Proppants Holdings” or the “Company”).
B.The Company, through its Subsidiaries, Northern White Sand LLC, a Delaware limited liability company (“Northern White Sand”), Eagle Oil and Gas Proppants LLC, a Delaware limited liability company (“Oil and Gas Proppants”), and CRS Proppants LLC, a Delaware limited liability company (“CRS Proppants” and collectively with the Company, Northern White Sand and Oil and Gas Proppants, the “Company Group”), own and operate the Seller’s oil and gas proppants segment, which produces and distributes frac sand used in oil and natural gas exploration (the “Business”).
C.The Seller desires to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, all of the Interests upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1  Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.
Section 1.2  References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such

Section 1.3words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP in effect on the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”.
ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE
Section 2.1  Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser the Interests, and the Purchaser shall purchase, acquire and accept from the Seller the Interests, free and clear of Liens other than Liens (i) arising under terms of the Governing Documents of the Company or applicable federal or state securities laws or (ii) imposed on the Interests as a result of any action taken by the Purchaser or any requirement under the terms of the Purchaser’s existing credit facilities.
Section 2.2  Purchase Price. The total purchase price for the Interests shall be an amount equal to (a) $2,000,000, minus (b) the Initial Adjustment Amount, minus (c) Estimated Closing Indebtedness, if any, minus (d) Estimated Transaction Expenses, minus (e) $300,000 in respect of the Escrow Shares (collectively, the “Closing Purchase Price”), as increased or decreased (as the case may be) by the Post-Closing Adjustment Amount pursuant to Section 2.5 and any distributions of the Escrow Shares to the Purchaser (at the Agreed Price (as defined below)) or the Seller, as applicable, pursuant to the terms of the Escrow Agreement (collectively, the “Purchase Price”). The Purchase Price shall be payable in shares of Purchaser Common Stock, valued at an agreed price (the “Agreed Price”) per share of $1.33 (the “Payment Shares”).
Section 2.3  Purchase Price Adjustment.
(a)  The Seller has delivered to the Purchaser a written statement, executed by a duly authorized officer of the Seller, setting forth (i) an estimated unaudited consolidated balance sheet of the Company Group as of the Closing Date, but without giving effect to the transactions occurring at the Closing, prepared in accordance with GAAP applied on a basis consistent with the principles used in preparing the Latest Balance Sheet, (ii) an estimated calculation of Net Working Capital prepared in accordance with the Working Capital Principles as of the Closing Date (the “Estimated Working Capital”), (iii) the calculation of the amount, if any, by which Estimated Working Capital is less than Target Working Capital (expressed as a positive number) (the “Initial Adjustment Amount”); (iv) estimated Closing Indebtedness as of the Closing Date (the “Estimated Closing Indebtedness”), (v) estimated Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses”), and (vi) the Seller’s resulting calculation of the Closing Purchase Price.

(b)  No later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a certificate executed by the chief financial officer of the Purchaser (the “CFO Certificate”) setting forth (i) a consolidated unaudited balance sheet of the Company Group as of the Closing Date, but without giving effect to the transactions occurring at Closing, prepared in accordance with GAAP applied on a basis consistent with the principles used in preparing the Latest Balance Sheet, (ii) the proposed final calculation of Net Working Capital prepared in accordance with the Working Capital Principles as of the Closing Date, (iii) the proposed calculation of the Final WC Adjustment Amount, (iv) the actual amount of Closing Indebtedness as of the Closing Date (the “Actual Closing Indebtedness”), (v) the actual amount of Transaction Expenses as of the Closing Date (the “Actual Transaction Expenses”), and (vi) the True-Up Amount. For purposes of this Agreement, (A) “True-Up Amount” shall mean (w) the amount, if any, by which Estimated Closing Indebtedness is greater than Actual Closing Indebtedness, plus (x) the amount, if any, by which Estimated Transaction Expenses is greater than the amount of Actual Transaction Expenses, minus (y) the amount, if any, by which Actual Closing Indebtedness is greater than the amount of Estimated Closing Indebtedness, minus (z) the amount, if any, by which Actual Transaction Expenses is greater than the amount of Estimated Transaction Expenses and (B) the “Final WC Adjustment Amount” shall mean the difference, which may be positive or negative, between (x) Net Working Capital (as finally determined pursuant to Section 2.3(c) or Section 2.4) and (y) Estimated Working Capital. The True-Up Amount may be a positive or negative number.
(c)  The calculation of Net Working Capital, the Final WC Adjustment Amount, Actual Closing Indebtedness and Actual Transaction Expenses set forth in the CFO Certificate shall be binding upon each of the Parties, unless the Seller objects to such calculation in accordance with Section 2.4 below.
Section 2.4  Dispute Resolution
(a)  The Seller shall be entitled to dispute the proposed calculation of any item set forth in the CFO Certificate if the Seller delivers a written notice (an “Objection Notice”) to the Purchaser within thirty (30) days after receipt of the CFO Certificate (the “Notice Period”) in which the Seller objects to such proposed calculation, specifying in reasonable detail such objections and the basis therefor (the date upon which the Seller delivers an Objection Notice to the Purchaser being hereinafter referred to as the “Objection Date”). If the Seller does not deliver the Objection Notice within the Notice Period, the CFO Certificate shall be final, binding and conclusive on the Seller and the Purchaser.
(b)  From and after the delivery of the CFO Certificate and for the duration of the Notice Period, the Purchaser and its Affiliates (including the Company Group) shall give the Seller reasonable access during normal business hours and upon not less than 48 hours’ prior notice to the relevant books and records, the accounting and other appropriate personnel of the Purchaser and its Affiliates (including the Company Group) to the extent it relates to adjustment to the Purchase Price provided for in Sections 2.3 and 2.4 in order to enable the Seller to obtain information relating to the preparation or review of all items set forth in the CFO Certificate or the preparation and delivery of an Objection Notice.
(c)  If the Seller delivers an Objection Notice to the Purchaser within the Notice Period, the Purchaser and the Seller shall attempt in good faith to agree upon the calculation of all matters set forth in the CFO Certificate during the period commencing on the Objection Date and ending thirty (30) days thereafter (the “Negotiation Period”).

(d)  If the Purchaser and the Seller agree in writing prior to the expiration of the Negotiation Period on the calculations of Net Working Capital, the Final WC Adjustment Amount, Actual Closing Indebtedness, Actual Transaction Expenses, and the True-Up Amount (whether any such amount is the same as or different from the amount calculated based upon the CFO Certificate), such calculation shall become final and binding on the Parties and the payment provided for in Section 2.5 shall be based upon the agreed upon amount.
(e)  If the Purchaser and the Seller do not agree in writing prior to the expiration of the Negotiation Period on the True-Up Amount or the Final WC Adjustment Amount, the items in dispute (but no other matters) shall be submitted to KPMG LLP or, if such firm declines to serve as accounting arbiter, such other impartial nationally recognized firm of independent certified public accountants, other than Ernst & Young LLP or Grant Thornton LLP, appointed by mutual agreement of the Purchaser and the Seller (in either case, the “Final Arbiter”). The Final Arbiter shall be directed to render a written report as to all unresolved matters in dispute relating to the calculation of Net Working Capital, Final WC Adjustment Amount, Actual Closing Indebtedness, Actual Transaction Expenses, and the True-Up Amount and the resulting amount of the Post-Closing Adjustment Amount in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit A as promptly as possible, but in no event greater than sixty (60) days after such submission to the Final Arbiter. The Parties will cooperate with the Final Arbiter during the term of its engagement. The Final Arbiter shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Purchaser and the Seller, and not by independent review. The Parties agree that all adjustments shall be made without regard to materiality. The Final Arbiter shall only decide the specific items under dispute by the parties and their decision for each disputed item must be within the range of values assigned to each such item in the CFO Certificate and the Objection Notice, respectively. The determination of Net Working Capital, Final WC Adjustment Amount, Actual Closing Indebtedness, Actual Transaction Expenses and the True-Up Amount, together with a calculation of the Post-Closing Adjustment Amount that results from such report of the Final Arbiter, shall become final and binding on the Parties on the date the Final Arbiter delivers its final report to the Parties, absent fraud or manifest error. All fees and expenses relating to the work, if any, to be performed by the Final Arbiter (including any retainer) shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in inverse proportion to the dollar amount of the matters in dispute as to which such Party prevails as finally determined by the Final Arbiter, which proportionate allocations shall also be determined by the Final Arbiter at the time it renders its determination on the merits of the matters in dispute. By way of example, and for explanatory purposes only, if the Seller submits proposed aggregate adjustments of $250,000 to the Final Arbiter for dispute, and if the Final Arbiter ultimately resolves the dispute by finding in favor of the Seller as to $150,000 of the $250,000 in unresolved disputed matters and finding against the Seller as to the remainder of such items, then the fees, costs and expenses of the Final Arbiter will be allocated 60% (i.e., $150,000/$250,000) to the Purchaser and 40% (i.e., $100,000/$250,000) to the Seller.
(f)  For the avoidance of doubt, the resolution of Net Working Capital, the Final WC Adjustment Amount, the True-Up Amount and the Post-Closing Adjustment Amount, in each case, as finally determined in accordance with Section 2.3(b) or this Section 2.4, shall be the final and binding determination of such matters, and no claims or adjustments to the Purchase Price in respect of such items (including accounts receivable or payable or inventory) may be made following the Closing outside of the procedures set forth in this Section 2.4.

Section 2.5  Post-Closing Adjustment. After a binding determination of each of Net Working Capital, Final WC Adjustment Amount, Actual Closing Indebtedness, Actual Transaction Expenses and the True-Up Amount has been made in accordance with Section 2.3(b) or Section 2.4:
(a)  If the Final WC Adjustment Amount is a positive number, such amount shall be owed to the Seller;
(b)  If the Final WC Adjustment Amount is a negative number, such amount shall be owed to the Purchaser;
(c)  If the True-Up Amount is positive, such True-Up Amount shall be owed to the Seller;
(d)  If the True-Up Amount is negative, such True-Up Amount shall be owed to the Purchaser; and
(e)  The net amount of the foregoing clauses (a)-(d), if any (the “Post-Closing Adjustment Amount”), shall be paid, if by the Seller, with a return of Payment Shares (valued at the Agreed Price) to the Purchaser in an amount equal to such net amount and, if by the Purchaser, in Payment Shares (valued at the Agreed Price) to the Seller in an amount equal to such net amount, as applicable, no later than five (5) days after such binding determination has been made.
Section 2.6.No Double Recovery. For the avoidance of doubt, an item or amount may only be reflected once in the calculation of the Purchase Price and any item or amount reflected in Closing Indebtedness or Transaction Expenses shall not also be reflected in the Initial Adjustment Amount or the Final WC Adjustment Amount with respect to Net Working Capital. In addition, if the amount of any liability or obligation is applied to reduce the Purchase Price in accordance with the provisions of this Article II, as a result of being reflected in Closing Indebtedness or Transaction Expenses or reflected in the Final WC Adjustment Amount with respect to Net Working Capital, the obligation of the Seller in respect of such liability or obligation shall be deemed satisfied to the extent of the reduction and the Purchaser shall not be entitled to recover for such liability or obligation to the extent of such reduction under any other provision of this Agreement, including Article VIII.
Section 2.7.Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement any amounts that are required to be deducted and withheld under any applicable Tax Laws in connection with the transactions contemplated by this Agreement; provided, however, that the Purchaser shall not deduct or withhold any such amounts from such consideration if the Seller provides the certificate described in Section 7.2(c). To the extent any such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts shall be treated as having been paid to the Person in respect of which the relevant deduction or withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
Section 3.1  Generally. Except as set forth in any Schedule delivered to the Purchaser hereunder, the Seller represents and warrants to the Purchaser, as of the date hereof, the matters set out in this Article 3.
Section 3.2  Title to Interests. The Seller has good, valid and marketable title to, and is the sole record and beneficial owner of, the Interests, free and clear of all Liens other than Liens arising under terms of the Governing Documents of the Company or applicable federal or state securities laws.
Section 3.3  Existence and Qualification. The Seller is (i) duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) has all necessary corporate power and corporate authority to conduct its business, and to own, lease and operate the properties and assets as they are now being conducted and operated.
Section 3.4  Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of the Seller, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement and all documents required to be executed and delivered by or on behalf of the Seller have been duly executed and delivered by or on behalf of the Seller and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of the Purchaser) constitutes the valid and binding obligations of the Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.5  No Conflicts. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of the Seller and the transactions contemplated herein and therein, will not, directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the Governing Documents of the Seller, or (b) require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under, result in any default or the creation of any Lien, or give rise to any rights or penalties under (i) any provisions of Law relating to Seller, (ii) any provision of any Governmental Order to which Seller or any of its properties are subject or (iii) any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, license or agreement to which the Seller is a party.
Section 3.6  Litigation. There are no Proceedings pending or, to the Knowledge of Seller, threatened before any Governmental Body or arbitrator against the Seller (a) relating to the Business, or (b) that are reasonably likely to impair the Seller’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by or on behalf of the Seller.
Section 3.7  Liability for Brokers’ Fees. The Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Seller or any Affiliate of the Seller, in each case, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 3.8  Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Agreement or any other agreement, instrument or document executed by the Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by the Seller of the transactions contemplated hereby and thereby.

Section 3.9  Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED TO THE PURCHASER BY OR ON BEHALF OF THE SELLER, (I) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) THE SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY THE SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
Except as set forth in any Schedule delivered to the Purchaser hereunder, the Seller hereby represents and warrants to the Purchaser, as of the date hereof, the matters set out in this Article 4.
Article 4.1  Existence and Qualification. Each member of the Company Group (i) is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated, and (iii) is in good standing and is duly qualified to conduct business as a foreign entity under the Laws of the jurisdictions listed on Schedule 4.1, which are all the jurisdictions in which either the ownership or use of the assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Attached as Schedule 4.1 are true, correct and complete copies of the Governing Documents of Eagle Proppants Holdings.
Article 4.2  No Conflicts. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered hereunder by or on behalf of the Seller and the transactions contemplated herein and therein, will not directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the Governing Documents of any member of the Company Group, or (b) require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under, result in any default or the creation of any Lien, or give rise to any rights or penalties under (i) any provisions of Law relating to any member of the Company Group, (ii) any provision of any Governmental Order to which any member of the Company Group or any of their properties are subject or (iii) any of the terms, conditions or provisions of any material Permit or Material Contract which any member of the Company Group is a party.
Article 4.3  Capitalization. None of the Interests are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests, other than the Governing Documents of Eagle Proppants Holdings. The Interests are duly authorized and validly issued, fully paid and non-assessable, and are not certificated. Eagle Proppants Holdings has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued Equity

Interests of Eagle Proppants Holdings. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any of the Interests. All of the Interests were issued in compliance with applicable Laws. None of the Interests were issued in violation of any agreement, arrangement or commitment to which Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person.
Article 4.4  Subsidiaries. Schedule 4.4 sets forth the (i) name, (ii) jurisdiction of organization, (iii) each jurisdiction in which such entity is duly qualified to conduct business as a foreign entity, and (iv) outstanding Equity Interests and owner(s) thereof for each Subsidiary of the Company (collectively, the “Company Subsidiaries”). The Equity Interests of each Company Subsidiary have been duly authorized and validly issued, fully paid and are non-assessable (subject to the terms of their respective Governing Documents), are not certificated, and are owned by the owner thereof free and clear of all Liens other than Liens arising under terms of the Governing Documents of the applicable Company Subsidiary or applicable federal or state securities laws. Without limiting the generality of the foregoing, none of the Equity Interests of the Company Subsidiaries are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests of any Company Subsidiary, as applicable, other than the Governing Documents of the applicable Company Subsidiary. No member of the Company Group has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued Equity Interests of a Company Subsidiary. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any Equity Interests of a Company Subsidiary. Attached as Schedule 4.4 are true, correct and complete copies of the Governing Documents of each Company Subsidiary.
Article 4.5  Financial Statements and Related Information. Attached to Schedule 4.5 is a copy of the unaudited consolidated balance sheet of the Company Group at June 30, 2020 and the related statements of income and cash flows for the three-month period then ended (such financial statements, including any related notes and schedules thereto, the “Latest Financial Statements” and the date to which such balance sheet is prepared, the “Latest Balance Sheet Date”). Except as disclosed on Schedule 4.5, the Latest Financial Statements have been prepared in accordance with GAAP as consistently applied by the Company Group (subject, in each case, to any normal year-end adjustments and the absence of footnote disclosures) and present fairly in all material respects the financial position of the Company Group at the date they were prepared and the results of the operations of the Company Group for the period indicated; provided, that the Company Group is directly or indirectly wholly-owned by the Seller, which provides certain corporate, general and administrative support to the Company Group which are identified on Schedule 4.5 attached hereto, and, therefore, the Latest Financial Statements may not reflect the financial position of the Company Group had it been operated as a stand-alone entity group at the date they were prepared. Notwithstanding the foregoing, (a) the Latest Financial Statements have been presented on a carve-out basis, (b) to the extent that an asset, liability, revenue or expense is identifiable and directly related to the Company Group, it is reflected in the Latest Financial Statements, (c) certain expenses of the Company Group include allocations from the Seller, and these allocations have been calculated using a number of methods the Seller reasonably believes is appropriate for the item being allocated. The Seller believes the allocations are made on a reasonable basis; however, the Latest Financial Statements may not necessarily reflect the financial position of the Company Group as if it had been a separate, stand-alone entity group during the periods presented.
Article 4.6  No Undisclosed Liabilities. The Company Group has no liabilities, or obligations of any nature whatsoever, asserted or unasserted, except those which (i) are accrued,

reflected or reserved against in the Latest Balance Sheet or described in the notes thereto, (ii) have been incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (iii) are reflected in the calculation of Net Working Capital, (iv) are included in Transaction Expenses and Closing Indebtedness in the calculation of the Purchase Price, (v) arise pursuant to any Contract or employee benefit plan to which a member of the Company Group is a party (or by which a member of the Company Group is bound), excluding however any liabilities or obligations arising under such Contract or employee benefit plan prior to the Closing (unless due to a breach that is described on Schedule 4.15), (vi) arise under Law, excluding however any liabilities or obligations arising from a violation of Law by a member of the Company Group prior to the Closing unless such liabilities are described on Schedule 4.9 or (vii) are described in Schedule 4.6. This Section 4.6 does not include any matters with respect to Taxes, employment or employee benefits or Environmental Laws, which matters are addressed exclusively in Section 4.10, Section 4.15 and Section 4.16, respectively.
Article 4.7  Absence of Certain Changes. Except as reflected on the Latest Balance Sheet, since the Latest Balance Sheet Date, none of the Company Group has, other than as set forth in Schedule 4.7:
(a)  sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business or as contemplated by this Agreement;
(b)  canceled, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000 or outside the Ordinary Course of Business;
(c)  acceleration, termination, material modification to or cancellation of any Permit;
(d)  experienced any damage, destruction, or loss to its property, which (after taking into account any available insurance coverage or reserves reflected in the financial statements of the Company Group) exceeds $50,000 in the aggregate;
(e)  made a material change in any cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(f)  made any changes in any method of accounting or accounting practice of the Company Group, except as permitted by GAAP or as disclosed in the notes to the Latest Financial Statements;
(g)  created or suffered to exist any Lien (other than a Permitted Lien) upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any liability in excess of $50,000 and which will not be released at or prior to Closing;
(h)  issued, sold, or otherwise disposed of any Interests;
(i)  entered into any contract that would be a Material Contract;
(j)  made or committed to make any capital expenditures outside the Ordinary Course of Business or involving an expenditure in excess of $50,000;
(k)  abandoned or failed to maintain in full force and effect any Intellectual Property Registrations;

(l)  canceled, modified (unless such modification was made with the Purchaser’s written consent) or terminated its relationship with any Material Customer or Material Supplier which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or
(m)committed in writing to any of the foregoing, or taken any action or omission that would result in any of the foregoing.
Section 4.8  Litigation. Except as set forth in Schedule 4.8, (a) no Proceedings are pending by or against any member of the Company Group, and there are no outstanding Governmental Orders to which any member of the Company Group is a party or by which any of them is bound, and (b) to the Knowledge of the Seller, no such Proceedings or Governmental Orders have been threatened against, any member of the Company Group, respectively.
Section 4.9  Compliance with Laws; Permits.
(a)  Except as set forth in Schedule 4.9(a), since January 1, 2014, each member of the Company Group has complied (other than any non-compliance which has been remedied prior to the date hereof, including the payment of any fines or penalties associated with such non-compliance), and is now complying with, all Laws applicable to the Business, in each case, in all material respects. This Section 4.9 does not include any matters with respect to Taxes, employment or employee benefits or Environmental Laws, which matters are addressed exclusively in Section 4.10, Section 4.15 and Section 4.16, respectively.
(b)  All material Permits required for the conduct or operation of the Business in substantially the same manner as conducted on January 1, 2020 (which date is prior to the date the Company Group ceased operations and terminated substantially all of its employees) have been obtained by the applicable member of the Company Group and are valid and in full force and effect and all fees and charges due and owing with respect to such Permits have been paid in full. Schedule 4.9(b) lists all current material Permits issued to the Company Group. Except as set forth on Schedule 4.9(b), no member of the Company Group has taken any action that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.9(b).
Section 4.10Tax Matters. All Taxes of the Company Group have been paid when due (whether or not shown as due on any Tax Return), all Tax Returns required to be filed by each member of the Company Group have been timely filed (taking into account any valid extensions), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes required to have been withheld or collected and paid over by the Company Group in connection with amounts paid or owing to or from any employee, independent contractor or other Third Party have been withheld or collected and paid over to the appropriate Governmental Body. No audits, examinations or other Proceedings are currently being conducted with respect to Taxes of any member of the Company Group, nor has written notice of any such audit, examination or other Proceeding been received by any member of the Company Group. Neither the Seller nor any member of the Company Group has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed against or collected from any member of the Company Group by any taxing authority, which extension is still in effect. There are no Liens for Taxes (other than Permitted Liens) imposed by any Governmental Bodies on any of the assets of any member of the Company Group. No member of the Company Group is a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreement that will remain in effect after the Closing, other than commercial agreements that do not primarily relate to Taxes. No claim has been made in writing by any Governmental Body within the past five (5) years in any jurisdiction where any member of the Company Group has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction. No member of the Company Group has participated in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Neither the Seller nor any member of the Company Group has requested or received a ruling, technical advice memorandum, or similar ruling or memorandum from any taxing authority or signed a closing agreement with any taxing authority, in each case with respect to Taxes of any member of the Company Group. Each member of the Company Group is, and has at all times since its formation been, a disregarded entity for U.S. federal income tax purposes (and, where applicable, state, local and foreign Tax purposes) and no election has been filed or made to change such classification for U.S. federal income tax purposes (or, where applicable, state, local or foreign Tax purposes). Except as set forth on Schedule 4.10, the Company and each of its Subsidiaries: (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for U.S. federal income tax purposes; and (ii) does not have a permanent establishment, as such term is defined in applicable United States income tax treaties, outside of the United States. Notwithstanding anything to the contrary herein, the Seller makes no representation or warranty to the Purchaser with respect to any matters relating to Taxes, other than the representations and warranties set forth in this Section 4.10, which contains the sole and exclusive representations and warranties of the Seller relating to Tax matters.
Section 4.11Real Property.
(a)  Schedule 4.11(a) sets forth a true, correct and complete list of all real property and interests in real property owned in fee by each member of the Company Group (individually, an “Owned Property” and collectively, the “Owned Properties”). Except as set forth on Schedule 4.11(a), no portion of the Owned Property is leased to any Third Party.
(b)  Schedule 4.11(b) sets forth a true, correct and complete list of all leases of real property by any member of the Company Group as lessee or sublessee (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). The Seller has delivered or made available to the Purchaser true, complete and correct copies of the Real Property Leases, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder affecting the Leased Property. No member of the Company Group is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Property, other than Permitted Liens. To the Knowledge of the Seller, the use and operation of the Leased Property in the conduct of the Company Group’s business does not violate in any material respect any Law or Material Contract.
(c)  Except as set forth on Schedule 4.11(c) and Permitted Liens, each member of the Company Group has good and marketable (or indefeasible, with respect to Owned Property located in Texas) title to its respective Owned Property free and clear of all Liens.
(d)  Except as set forth on Schedule 4.11(d), there exist no defaults by any party under any of the Real Property Leases and no event has occurred that, with notice or the passage of time, would constitute a default by any party under the Real Property Leases nor has any member of the Company Group received any written notice of any claim, default or event that with notice or lapse of time, or both, would constitute a default by, or require additional payment by any member of the Company Group under any Real Property Lease.
(e)  Except as set forth on Schedule 4.11(e), the Owned Properties and the Leased Property constitute all of the real property utilized by the Company Group and no member of the

Company Group owns, leases, subleases, occupies or otherwise has any interest in any other real property.
(f)  Except as set forth in Schedule 4.11(f), with respect to each of the Real Property Leases, (i) neither the Seller nor any member of the Company Group owes any brokerage commissions or finder’s fees with respect to any Real Property Lease, and (ii) neither the Seller nor any member of the Company Group has assigned, collaterally assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or granted any security interest in such Real Property Lease or any interest therein.
(g)  All of the Real Property Leases are in full force and effect, all rent and other payments due thereunder prior to the date hereof have been paid as and when due and no member of the Company Group has sent or received any notice of termination with respect to any Real Property Lease.
(h)  Other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.
(i)  There does not exist, nor are there threatened, any condemnation, eminent domain, taking proceeding or administrative action that affects or relates to any Owned Property or, to the Seller’s Knowledge, Leased Property.
(j)  Except as set forth on Schedule 4.11(e), there are no tenants or other parties in possession of any Owned Property or Leased Property.
Section 4.12Title to Tangible Assets. Except as set forth on Schedule 4.12, the members of the Company Group own and have valid title to, or have valid rights to use, all material tangible personal property used in the Business, free and clear of all Liens other than Permitted Liens and the obligation to comply with the terms of any lease or license in respect of any leased or licensed property.
Section 4.13Intellectual Property.
(a)  Schedule 4.13(a) sets forth a true, correct and complete list of (i) all Intellectual Property Registrations; (ii) all unregistered Trademarks included in the Intellectual Property Assets that are material to the Business as presently conducted; and (iii) all internet domain names and social media accounts used by any member of the Company Group in or as a part of the Business.
(b)  In the last five (5) years, the Company Group has not received any written notice alleging that it has infringed, misappropriated or otherwise violated any Intellectual Property rights or any Software of any Person. To the Knowledge of the Seller, the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person.
(c)  A member of the Company Group is (or as of the Closing, will be) the sole and exclusive legal and owner of record with respect to the Intellectual Property Registrations, and, to the Knowledge of the Seller, has the valid and enforceable right to use all Intellectual Property that is licensed by the Company Group, in each case, free and clear of all Liens, other than Permitted Liens.

(d)  To the Knowledge of the Seller, (i) all of the Intellectual Property Assets are valid and enforceable, and (ii) all Intellectual Property Registrations are subsisting and in full force and effect.
(e)  There are no actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to the Knowledge of the Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property or the Software of any Person by any member of the Company Group; (ii) challenging the validity, enforceability, registrability, or ownership of any Intellectual Property Registrations; or (iii) by any member of the Company Group alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. The Company Group is not subject to any outstanding or, to the Knowledge of the Seller, pending Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Software.
(f)  To the Knowledge of the Seller, the Company Group and any Person acting on its behalf has, for the past five (5) years, complied in all material respects with all contractual commitments, if any, included in the Material Contracts with respect to the collection, use, disclosure and disposal of Personal Information.
(g)  Except as set forth on Schedule 4.13(g), the Software, systems, servers, network equipment and other information technology systems owned, leased or licensed by the Company Group operate and perform in a manner that permits the Company Group to conduct its business as conducted in the Historical Course of Business.
Section 4.14Material Contracts.
(a)  Other than the Governing Documents, Schedule 4.14(a) sets forth all of the following Contracts to which any member of the Company Group is a party or by which any of its assets is bound (together with all Real Property Leases set forth in Schedule 4.11(b) and Related Party Contracts set forth in Schedule 4.18, collectively, the “Material Contracts”):
i.any Contract that requires, in accordance with its terms, payments to or from such member of the Company Group in excess of $50,000 in any 12-month period other than pursuant to purchase or sales orders entered into in the Historical Course of Business or the Ordinary Course of Business;
ii.all Contracts that require any member of Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
iii.Contracts that restrict or purport to restrict the ability of such member of the Company Group to compete with any other Person or engage in any line of business or in any geographic area during any period of time, which limit or restrict the right or ability of such member of the Company Group to do business with any Person or that grants any Third Party “most favored nation” status;
iv.all Contracts that provide for the assumption of (A) any liability of any Third Party for Taxes or (B) liability or obligation of any Third Party for any violations of Environmental Laws by such Third Party;

v.Contracts for (A) the purchase or sale of any assets other than in the Historical Course of Business or the Ordinary Course of Business or (B) the sale of Equity Interests in such member of the Company Group (other than this Agreement) or the merger, consolidation or reorganization of such member of the Company Group;
vi.Contracts relating to any acquisition by such member of the Company Group of any operating business or the capital stock or substantially all of the assets of any other Person or any material real property (whether by merger, sale of stock, assets or otherwise);
vii.Contracts relating to the incurrence, assumption or guarantee of Indebtedness, the making of any advances or loans or the imposition of a Lien on any of the assets of such member of the Company Group, in each case, other than those related to (A) any Indebtedness, guarantee or Lien which will be released prior to the Closing or (B) Permitted Liens;
viii.Contracts relating to any partnership, strategic alliance or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
ix.Contracts with any Governmental Body;
x.Contracts providing for indemnification to or from any Person and that was not entered into the Historical Course of Business;
xi.the Applicable CBAs;
xii.all powers of attorney granted by any member of the Company Group to any Person for any purpose whatsoever;
xiii.Contracts primarily relating to compliance with Environmental Laws;
xiv.all railcar leases to which the Assumed Railcars are subject (the “Assumed Railcar Leases”); and
xv.any Contracts with a third party where the Seller or any of its Affiliates (other than members of the Company Group) is also a party.
(b)  The Seller has made available to Purchaser correct and complete copies of all written Material Contracts, including all amendments, supplements and modifications thereto and written waivers thereof. Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the respective member of the Company Group, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Except as set forth on Schedule 4.14(b), no member of the Company Group or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 4.14(b), there have been no amendments, supplements, modifications or waivers to the terms of any Material Contracts that have not been reduced to writing and made available to Purchaser. Except as set forth on Schedule 4.14(b), no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation, the revocation of any waivers, or the loss of any benefit thereunder.
Section 4.15Employee Matters.
(a)  Schedule 4.15(a) lists as to each current Business Employee, and each Terminated Employee, such Business Employee’s or Terminated Employee’s, as applicable, (i) name or other identifying information; (ii) current or former job title, as applicable; (iii) date of hiring and service reference date (if different from the start date); (iv) current compensation rate (including base salary or wage rate, date of last pay increase, promised salary increase, if any, and the date such increase is intended to take effect, current target bonus entitlement, and other incentive or contingent compensation) or, in the case of Terminated Employees, compensation rate at the time of termination; (v) Bargained Employee status, if applicable; (vi) business location (or former business location in the case of Terminated Employees); (vii) FLSA classification (exempt/non-exempt); and (viii) with respect to such scheduled Terminated Employees, the date of termination of employment. Except as set forth in Schedule 4.15(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all current and Terminated Employees for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company Group with respect to any compensation, commissions, bonuses or fees (other than accruals for wages and compensation payable to employees in the Historical Course of Business or the Ordinary Course of Business).
(b)  Schedule 4.15(b) lists each material Seller Benefit Plan, copies or summaries of which have been provided or made available to the Purchaser, it being understood that, while members of the Company Group are participating employers with respect to one or more Seller Benefit Plan, no member of the Company Group is the sponsor of any such Seller Benefit Plan.
(c)  Each Seller Benefit Plan complies in all material respects with all requirements of applicable Law, including ERISA, the Code and relevant regulations, and has been operated in compliance in all material respects with its terms and with such requirements.
(d)  Each Seller Benefit Plan and related trust thereunder that is intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Knowledge of the Seller, there has been no event or condition, whether by action or by failure to act, that could reasonably be expected to result in the revocation of such letter by the Internal Revenue Service.
(e)  The Company, its Subsidiaries and any ERISA Affiliate do not, with respect to any Business Employee (i) maintain, contribute to or otherwise participate in, or (ii) have any current or contingent liability or other obligation with respect to: (1) any “employee benefit plan” (as defined under Section 3(3) of ERISA) that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (2) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (3) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (4) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)  No Seller Benefit Plan provides for or promises retiree medical or life insurance benefits to any current or Terminated Employee, officer, or director of the Company Group, other than group health plan continuation coverage as required under Code Section 4980B or

Part 6 of Subtitle B of Title I of ERISA or similar applicable Law, and for which the covered individual pays the full cost of coverage.
(g)  The Company and its Subsidiaries are in compliance in all material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, and have not incurred any Taxes or penalties assessed under Sections 4980D or 4980H of the Code.
(h)  Except with respect to the collective bargaining agreement(s) or similar Contracts set forth on Schedule 4.15(h) (the “Applicable CBA(s)”), no member of the Company Group is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees. Except as stated on Schedule 4.15(h), there is no labor strike, organizing effort, concerted refusal to work overtime, work stoppage, grievance, demand for arbitration or organized labor dispute pending or, to the Knowledge of the Seller, threatened or reasonably anticipated with respect to any of the Business Employees, nor has there been any such event for the last two (2) years.
(i)  The Company Group is and for the preceding three (3) years has been in compliance, in all material respects, with all CBAs listed on Schedule 4.15(h) and all applicable Laws pertaining to employment and employment practices, including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990, as amended, the Americans with Disabilities Act Amendments of 2008, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938, as amended by the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et. seq.), the Illinois WARN Act and all other state and local Laws pertaining to plant closings and/or employee layoffs (collectively, “WARN Act”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the National Labor Relations Act, and all applicable Laws relating to minimum wage and overtime payments, wages and hours, classification of workers (including exempt and non-exempt employee classification), the provision and administration of meal and rest periods/breaks, use of biometric data, employment discrimination, retaliation, harassment, background checks and screenings (including use of consumer reports), paid sick days/leave entitlements and benefits, privacy, workers’ compensation, family and medical leave, military leave and other leaves, the Immigration Reform and Control Act and other immigration Laws, statutes and regulations, occupational safety and health requirements, mine safety and health requirements, collective bargaining, hiring, termination, and equal employment opportunity.
(j)  Schedule 4.15(j) sets forth a list of all individual or self-employed independent contractors and consultants currently engaged by any member of the Company Group, in each case, to whom such member has made aggregate payments in excess of $50,000 in the past twelve (12) months in consideration for such contractor’s or consultant’s services, showing for each such individual: (i) their name; (ii) employer, if not self-employed; (iii) compensation rates; (iv) term; and (v) any amounts that may be payable to such contractors or consultants upon termination.
(k)  Except as set forth on Schedule 4.15(k), there are no management, employment, consulting, non-compete, non-solicitation, confidentiality and/or non-disclosure, severance, change of control, retention or guaranteed bonus agreements or Contracts, or similar Contracts or arrangements of any nature between the Company Group and any Business Employee currently in effect, that in each case, materially deviate from the forms of such agreements, Contracts or arrangements that have been made available to the Purchaser.

(l)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any Business Employee becoming entitled to any material unemployment compensation, deferred compensation, incentive compensation, bonus, severance or change-in-control pay, materially increase or otherwise enhance any benefits otherwise payable, nor result in the acceleration of time of payment or vesting, or an increase in the amount of any material compensation due to any current or former employee, director or non-employee, nor result in payment that would be considered a “parachute payment” within the meaning of Section 280G of the Code.
(m) Notwithstanding anything to the contrary herein, the Seller makes no representation or warranty to the Purchaser with respect to any employee or employee benefit matters, other than the representations and warranties set forth in this Section 4.15, which contains the sole and exclusive representations and warranties of the Seller relating to employee and employee benefit matters.
Section 4.16Environmental Matters. The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of the Seller pertaining or relating to any environmental matters, including any matters arising under any Environmental Laws. Except as provided on Schedule 4.16:
(a)  each member of the Company Group is in compliance, in all material respects, with all applicable Environmental Laws, including Environmental Laws pertaining (i) to the Release of Hazardous Substances and (ii) the ownership or operation of any underground or above ground storage tanks;
(b)  each member of the Company Group is in compliance, in all material respects with all material Permits required under all applicable Environmental Laws (such permits, the “Environmental Permits”) as currently conducted. Each such Environmental Permit remains in full force and effect in all material respects and neither Seller nor the Company Group has received in the last three (3) years any written or, to the Knowledge of the Seller, verbal, notice that any such Environmental Permit will not be issued or renewed with terms and conditions that are consistent with the operation of the Business as currently conducted;
(c)  since January 1, 2014, no member of the Company Group has received any written notice or, to the Knowledge of the Seller, verbal notice, or request for information from, and no member of the Company Group is the subject of any investigation pending or, to the Knowledge of the Seller, threatened by, any Governmental Body or other Person concerning or alleging a violation of or liability under Environmental Laws for a violation or liability which has not been remedied or for which the payment of any fines or penalties associated with such non-compliance have not been paid;
(d)  no claims, demands, suits or Proceedings are pending or, to the Knowledge of the Seller, threatened against any member of the Company Group alleging a violation of or liability under Environmental Laws and no member of the Company Group is subject to any material outstanding order, writ, judgment, award, settlement, injunction or decree of any Governmental Body or any arbitrator or arbitrators, in each case based on, arising out of, or relating to Environmental Laws;
(e)  to the Knowledge of the Seller, no Hazardous Substance has been Released into, onto or upon the air, soil, surface water or groundwater by any member of the Company Group or at or from any Owned Real Property or Leased Real Property, in violation of any Environmental

Law or in a manner that would give rise to a material Liability to the Company Group under any Environmental Law;
(f)  no member of the Company Group has or currently uses, stores, treats, disposes or otherwise handles any Hazardous Substances, except in material compliance with Environmental Laws or in de minimis quantities; and
(g)  Seller has made available to Purchaser all material environmental reports, studies and assessments that are in the Seller’s or the Company Group’s possession relating to operation of the Business, the Leased Real Property or the Owned Real Property.
Section 4.17Insurance. Schedule 4.17 sets forth an accurate and complete list of all insurance policies maintained by the Seller under which a member of the Company Group is an insured. The Company Group has made available to the Purchaser true, correct and complete copies of such insurance policies, including all amendments, waivers, supplements or modifications thereto. Except as set forth on Schedule 4.17, there are no claims related to the Business of the Company Group pending under any such insurance policies. Subject to Section 6.5, all insurance policies set forth on Schedule 4.17 shall terminate as of the Closing with respect to the Company Group.
Section 4.18Related Party Transactions. Except as set forth on Schedule 4.18, there are no Contracts (“Related Party Contracts”) between (a) a member of the Company Group or any of its respective directors, managers, officers, employees or consultants and (b) the Seller or its Affiliates (which, for the avoidance of doubt, does not include the Company Group) or any of their respective directors, managers, officers, employees or consultants, on the other hand, other than the Governing Documents of the Company Group. All Related Party Contracts have been terminated effective as of the Closing.
Section 4.19Bank Accounts. Schedule 4.19 lists the account number and names of authorized signatories for each account maintained by or for the benefit of each member of the Company Group, or in connection with the Business, at any bank or other financial institution.
Section 4.20Suppliers and Customers.
(a)  Schedule 4.20(a) sets forth a list of the ten (10) largest customers (“Material Customers”) of the Company Group, as measured by the dollar amount of revenues recognized by the Company Group, in the aggregate, during the 12-month period ended March 31, 2020 showing the amount of revenues recognized by the Company Group (as applicable) from such customer during such period and notes whether such Material Customer is also a customer of any business line of Seller other than the Business. Except as set forth on Section 4.20(a), neither Seller nor any member of the Company Group has received any written notice that any of its Material Customers intends to terminate its relationship with such member of the Company Group.
(b)  Schedule 4.20(b) sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Company Group, as measured by the dollar volume of purchases from such suppliers by the Company Group, in the aggregate, during the 12-month period ended March 31, 2020 showing the amount of payments made by the Company Group to each such supplier during such period and notes whether such Material Supplier is also a supplier of any business line of Seller other than the Business. Neither Seller nor any member of the Company Group has received any written notice that any of its Material Suppliers intends to terminate its relationship with such member of the Company Group.

Section 4.21Performance Bonds. Schedule 4.21 sets forth a list of all Performance Bonds, including (i) the total bond amount, (ii) surety, (iii) obligee, (iv) effective date, (v) expiration date, (vi) applicable Company Group member, (vii) description of the bond, and (viii) premium amount. Each Performance Bond listed on Schedule 4.21 is in full force and effect and neither Seller nor any member of the Company Group has received any written notice of any intention to terminate or collect all or any portion of such Performance Bonds.
Section 4.22Investment Experience. The Seller acknowledges that it can bear the economic risk of its investment in the Payment Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Payment Shares.
Section 4.23Restricted Securities. The Seller understands that the Payment Shares will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Payment Shares will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations the Payment Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 4.24Accredited Investor; Investment Intent. The Seller is an accredited investor as defined in Regulation D under the Securities Act. The Seller is not an underwriter, as such term is defined under the Securities Act, and the Seller is acquiring the Payment Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Payment Shares.
Section 4.25Sufficiency of Assets. Except as set forth on Schedule 4.25, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by any member of the Company Group, together with all other properties and assets of the Company Group, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted on January 1, 2020 (prior to the Company Group ceasing operations and terminating substantially all of its employees and without taking into account any changes to the Business made or contemplated by the Purchaser following the Closing) and are in good operating condition and repair, subject to ordinary wear and tear.
Section 4.26Certain Disclaimers.
(a)  EXCEPT AS AND TO THE EXTENT EXPRESSLY SERT FORTH IN ARTICLE 3 OR THIS ARTICLE 4 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED to THE PURCHASER BY OR ON BEHALF OF THE SELLER, (i) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (ii) THE SELLER EXPRESSLY DISCLAIMS (A) ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS AND (B) ANY RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY THE SELLER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES).

(b)  EXCEPT AS SET FORTH IN SECTION 4.16 and in ARTICLE 8, THE SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING MAY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING WITHOUT LIMITATION CERCLA), ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES OR HYDROCARBONS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETL, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE COMPANY GROUP, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO THE TERMS HEREOF AND THE TERMS OF ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY OR ON BEHALF OF THE SELLER, THE COMPANY GROUP OR ANY AFFILIATES OF THE SELLER, THE PURCHASER SHALL BE DEEMED TO BE TAKING THE INTERESTS AND ALL ASSETS OF THE COMPANY GROUP “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER
Except as set forth in any Schedule delivered to the Seller hereunder, the Purchaser represents and warrants to the Seller, as of the date hereof, the matters set out in this Article 5:
Section 5.1  Existence and Qualification. The Purchaser is a corporation, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by the Purchaser, hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect on the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner. The Purchaser has previously delivered or made available to the Seller, true, correct and complete copies of its Governing Documents.
Section 5.2  Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of the Purchaser, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or similar action on the part of the Purchaser. This Agreement and all documents required to be executed and delivered by or on behalf of the Purchaser have been duly executed and delivered by or on behalf of the Purchaser and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of the Seller) constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 5.3  No Conflicts. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by or on behalf of the Purchaser, and the transactions contemplated herein and therein, will not, directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the Governing Documents of the

Purchaser, or (b) require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under, result in any default or the creation of any material Lien, or (c) give rise to any rights or penalties under (i) any provisions of Law relating to the Purchaser, (ii) any provision of any Governmental Order to which the Purchaser is subject, or (iii) any of the terms, conditions or provisions of any Contract, material note, bond, mortgage, indenture, license or agreement to which the Purchaser is a party.
Section 5.4  Capitalization. The authorized capital of the Purchaser consists of 350,000,000 authorized shares of common stock, par value $0.001 per share (“Purchaser Common Stock”). As of June 30, 2020, there were (a) 41,314,469 shares of Purchaser Common Stock issued and 39,754,071 shares of Purchaser Common Stock outstanding, and (b) 1,560,398 shares of Purchaser Common Stock in the treasury of the Purchaser. Except as set forth in the SEC Documents, no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Purchaser Common Stock may vote are issued or outstanding. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued and fully paid and were not issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription right or other similar rights, and were issued in compliance with applicable federal and state securities laws. Except as set forth in the SEC Documents, there are outstanding (i) no Equity Interests of the Purchaser (ii) no securities of the Purchaser convertible into, or exchangeable or exercisable for, Equity Interests of the Purchaser; (iii) no options, warrants, calls, rights, commitments or agreements to which the Purchaser is a party or by which it is bound, in any case obligating the Purchaser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of the Purchaser, or obligating the Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement; (iv) no obligation (contingent or otherwise) of the Purchaser to purchase, redeem or otherwise acquire Equity Interests or to pay any dividend or make any other distribution in respect thereof and (v) other than the Purchaser’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of the Purchaser.
Section 5.5  Payment Shares.
(a)  The board of directors of the Purchaser has taken all corporate action necessary to authorize the issuance of the Payment Shares to the Seller as contemplated by this Agreement.
(b)  When issued to the Seller against payment therefor in accordance with the provisions of this Agreement, the Payment Shares will be validly issued in accordance with the Governing Documents of the Purchaser and the General Corporation Law of the State of Delaware, as amended, fully paid, nonassessable and free and clear of all Liens (except for restrictions on transfer imposed under applicable federal or state securities Laws).
(c)  The issuance of the Payment Shares under this Agreement will not be subject to any preemptive or similar rights.
(d)  The Payment Shares will be issued in compliance with all applicable rules of the Nasdaq Stock Market (“NASDAQ”).
Section 5.6  SEC Documents of the Purchaser. The Purchaser has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) all reports and statements required to be filed or furnished by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Purchaser Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed SEC Document filed prior to the date of this Agreement and, in the case of registration statements, solely on the dates of effectiveness) (a) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (b) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (c) in the case of the Purchaser Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments and as permitted by Form 10-Q of the SEC) and (d) in the case of Purchaser Financial Statements, fairly present (subject in the case of unaudited statements to normal year-end audit adjustments) in all material respects the consolidated financial position of the Purchaser and its Subsidiaries, as applicable, as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.
Section 5.7  No Material Adverse Effect. Except as set forth in or contemplated by the SEC Documents, since June 30, 2020, there has not been any (a) Material Adverse Effect with respect to the Purchaser, (b) acquisition or disposition of any material asset by the Purchaser or any of its Subsidiaries or any contract or arrangement therefore, other than in the ordinary course of business, (c) material change in any of the Purchaser’s accounting principles, practices or methods except to the extent required in accordance with GAAP, (d) incurrence of material indebtedness other than in the ordinary course of business, (e) amendment, or approval of any amendment, to the Governing Documents of the Purchaser, (f) material Proceedings for which the Purchaser has been served or (g) material disputes, claims, audits or investigations, whether administrative, judicial or otherwise, instituted or, to the Knowledge of the Purchaser, threatened in writing by or against or affecting the Purchaser.
Section 5.8  Offering. Assuming the accuracy of the representations and warranties of the Seller contained in Sections 4.22 through 4.24, the sale and issuance of the Payment Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act.
Section 5.9  Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries.
Section 5.10 Liability for Brokers’ Fees. The Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.11 Litigation. There are no Proceedings pending or, to the Knowledge of the Purchaser, threatened before any Governmental Body or arbitrator against the Purchaser that are reasonably likely to materially impair the Purchaser’s ability to perform its obligations under this Agreement.
Section 5.12 Investment Experience. The Purchaser acknowledges that it can bear the economic risk of its investment in the Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.

Section 5.13 Restricted Securities. The Purchaser understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Interests will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 5.14 Accredited Investor; Investment Intent. The Purchaser is an accredited investor as defined in Regulation D under the Securities Act. The Purchaser is not an underwriter, as such term is defined under the Securities Act, and the Purchaser is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Interests.
Section 5.15 Approvals. Except as set forth on Schedule 5.15, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or any other agreement, instrument or document executed by the Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, except where the failure to obtain such would not materially impair the Purchaser’s ability to perform its obligations under this Agreement.
Section 5.16 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR ANY OTHER DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED TO THE SELLER BY OR ON BEHALF OF THE PURCHASER, (I) THE PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) THE PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE SELLER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE SELLER BY THE PURCHASER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES).
ARTICLE 6
COVENANTS OF THE PARTIES
Section 6.1  Public Announcements; Confidentiality. No Party shall make any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (i) to the extent required (upon advice of counsel) by, or advisable under, applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (ii) of the terms of this Agreement by the Seller or the Purchaser to their respective Representatives.
Section 6.2  Further Assurances. After the Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.
Section 6.3  Employee Matters.
(a)  Each individual who is a Business Employee immediately prior to the Closing Date (including such persons on disability or leave of absence, whether paid or unpaid) and who accepts employment with the Purchaser or one of its Affiliates, which Affiliates may include the Company Group (in each case, the “Purchaser Employer”), shall, effective as of the Closing Date, have continuous and uninterrupted employment as a Transfer Employee with the Purchaser Employer. Commencing on the Closing Date, the Purchaser shall, or shall cause the applicable Affiliate thereof, to provide each Transfer Employee with an annual base salary (or hourly wages, as applicable), annual incentive compensation opportunities and employee benefits that are, in the aggregate, substantially similar to those provided to similarly situated employees of the Purchaser or the applicable Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall require the Purchaser to employ any Business or Transfer Employee for any period of time after the Closing. The Seller shall cause the termination, to be effective prior to the Closing, of any Business Employee who is not offered employment with the Purchaser or one of its Affiliates, as identified by the Purchaser to the Seller prior to the Closing.
(b)  Each Transfer Employee shall be given credit for all prior service with the Company Group and/or their respective Affiliates (and any predecessors thereto) under any employee benefit plan or similar arrangement with respect to the Purchaser Employer in which such Transfer Employee is eligible to participate (a “Purchaser Plan”) to the extent such past service was recognized for such Transfer Employee under a comparable Seller Benefit Plan immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.3(b) shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan. The Purchaser and the Seller agree to cooperate and exchange such information as is reasonably necessary to avoid any such duplication of benefits.
(c)  The Purchaser shall, or shall cause the applicable Affiliate thereof to, use Commercially Reasonable Efforts to waive for each Transfer Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the Purchaser Plans that are welfare plans to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transfer Employee under the terms of the comparable Seller Benefit Plan.
(d)  For the avoidance of doubt, the Seller and its Affiliates, as applicable, shall retain sponsorship of, and shall remain solely responsible for, and shall retain and indemnify and hold harmless the Purchaser and its Affiliates against all liabilities of the Seller and its Affiliates relating to the Business Employees under the Seller Benefit Plans, whether arising under such Seller Benefit Plans before, on or after the Closing Date, and the Purchaser and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any responsibility, liability, obligation or commitment under the Seller Benefit Plans.
(e)  Notwithstanding any provision in this Section 6.3 to the contrary, with respect to any (current or former) Business Employees who are covered by an Applicable CBA immediately prior to the Closing Date (“Bargained Employees”), the Purchaser acknowledges and agrees that the

Purchaser and/or its applicable Affiliates in the Company Group shall be, and pursuant to the transactions contemplated in this Agreement intend to be, subject to such Applicable CBA for periods commencing as of the Closing and continuing thereafter, and, to the extent otherwise necessary to reflect the intent expressed above, the Purchaser agrees that it shall assume, or to cause its applicable Affiliates in the Company Group to assume, all obligations of the Seller and its Affiliates in respect of any such Bargained Employees under such Applicable CBA and, if necessary to effect such assumption, to accept an assignment of such obligations. From and after such Closing Date, the Purchaser shall (or shall cause its applicable Affiliates in the Company Group to) provide the applicable Bargained Employees with compensation and benefits required by the Applicable CBA, whether pursuant to additional bargaining with respect to such Applicable CBA or otherwise.
(f)  The Seller and its Affiliates will be responsible for any action prior to or at the Closing, and the Purchaser and its applicable Affiliates will be responsible for any action after the Closing, that results in a “mass layoff” or “plant closing” under the WARN Act, including that required in part by any “employment losses” (as defined under the WARN Act) before the Closing Date.
(g)  Without limiting the generality of Section 10.10, nothing in this Section 6.3, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Business Employees) other than the Parties to this Agreement and their respective successors and assigns to continued employment or any severance or other benefits from the Seller, the Purchaser or any of their respective Affiliates. For the avoidance of doubt, nothing in this Agreement shall require Purchaser to employ any Business Employee for any period of time after the Closing. Nothing contained in this Section 6.3 shall be construed as an amendment to any employee benefit or similar plan. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Section 6.3, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after the Closing, any employee benefit plan.
Section 6.4Excluded Liabilities; Excluded Assets; Expired Railcars; Assumed Railcars.
(a)  The Parties acknowledge and agree that (i) Texas Lehigh Cement Company LP, an Affiliate of the Seller (“Texas Lehigh”), leases certain real property located in Nueces County, Texas (the “Texas Lehigh Nueces County Property”) from The Port of Corpus Christi Authority of Nueces County and subleased such property to Northern White Sand pursuant to that certain Sublease Agreement, dated September 18, 2015, by and between Northern White Sand and Texas Lehigh (the “Nueces County Sublease”), the lessee obligations of which were allocated pursuant to that certain Lease Responsibility Allocation Agreement, dated as of September 18, 2015, by and between Northern White Sand and Texas Lehigh (as amended by the Amendment to Lease Responsibility Allocation Agreement dated April 2017, the “Lease Responsibility Allocation Agreement” and, together with the Nueces County Sublease, the “Nueces County Agreements”), (ii) the Nueces County Agreements were terminated on August 6, 2020 and (iii) from and after the Closing, no member of the Company Group shall have any obligation under the Nueces County Agreements.
(b)  In addition, Texas Cement Company, an Affiliate of the Seller, owns certain real property located in Nueces County, Texas (the “Texas Cement Nueces County Property”) where certain processing equipment and other assets owned or held by one or more members of the Company Group for use in the Business are stored. At or prior to the Closing, the Seller shall, at its sole cost and expense, have caused the Company Group to transfer to the Seller or an Affiliate thereof (which, for the avoidance of doubt, shall not include the Company Group) all of the equipment and other assets owned by Northern White Sand or its Affiliates located on the Texas Lehigh Nueces County Property and the Texas Cement Nueces County Property (collectively, the “Nueces County Property Assets”).
(c)  Following the Closing, the Seller shall, at its sole cost and expense, cause (i) all of the railcars listed on Schedule 6.4(c)(i) (such railcars, the “Expired Railcars”) to be emptied of any remaining frac sand inventory (if applicable) and returned to the lessor in accordance with the expired railcar leases described on Schedule 6.4(c)(ii) (such leases, the “Expired Railcar Leases”). The Purchaser and, following the Closing, the Company Group, shall cooperate with the Seller and provide reasonable access to the Expired Railcars. The Seller shall be responsible for and pay any and all costs, fees and expenses incurred under the terms of the Expired Railcar Leases from and after the Closing and all costs, fees and expenses incurred in connection with transporting the Expired Railcars. If any Expired Railcars remain on any Owned Property or Leased Property following the date that is thirty (30) days after the Closing, then the Seller shall pay to the Purchaser an amount equal to Five Dollars ($5.00) per day (beginning on the thirty-first (31st) day following the Closing) for each Expired Railcar that remains on any Owned Property or Leased Property after such thirty (30)-day period. Any amounts due under this Section 6.4(c) shall be invoiced by the Purchaser on a monthly basis and payable by the Seller within thirty (30) days of receipt of such invoice. The Purchaser may, at its option, at any time following the date that is thirty (30) days after the Closing, cause any Expired Railcars that remain on any Owned Property or Leased Property post-Closing to be moved and stored at a third-party storage facility and all expenses incurred in such removal and all storage charges shall be paid by the Seller upon notice of such removal (including identity of the Expired Railcars and storage location).
(d)  Each of the railcars subject to the Assumed Railcar Leases, all of which will remain the responsibility of the Company Group and the Purchaser following the Closing, are set forth on Schedule 6.4(d)(i) (“Assumed Railcars”). For the avoidance of doubt, (i) the Assumed Railcar Leases, or the lease schedules attached thereto, will be amended and restated in a form satisfactory to the Purchaser to be effective on or prior to the Closing Date, (ii) the Purchaser and the Company shall be responsible for all lease payments with respect to the Assumed Railcars that are applicable to periods from and after September 1, 2020 under such Assumed Railcar Leases, as amended, and (iii) each of the railcars set forth on Schedule 6.4(d)(iii) are owned or leased by customers of the Business but are in the possession or control of the Company Group.

Section 6.5  Insurance. From and after the Closing, the Company Group shall cease to be insured by the Seller or any of the Seller’s Affiliates’ current and historical insurance policies or programs or by any of their current and historical self-insured programs, and neither the Purchaser, the Company Group nor their respective Affiliates shall have any access, right, title or interest in or to any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of any Company Group or any liabilities arising from the operation of the business of the Company Group. The Seller or any of its Affiliates may amend any insurance policies and ancillary arrangements in the manner it deems appropriate to give effect to this Section 6.5. From and after the Closing, the Purchaser shall be responsible for securing all insurance with respect to the operation of the Company Group following the Closing. Notwithstanding the foregoing, with respect to acts, omissions, events or circumstances relating to the Company Group that occurred or existed prior to Closing that are covered by insurance policies of the Seller or any of its Affiliates under which a member of the Company Group is an insured prior to Closing, the Seller and its Affiliates shall use commercially reasonable efforts to cooperate with the Purchaser in making any claim for coverage or continuing to prosecute any claim, as applicable, and, subject to the following sentence, remit the benefit of any of insurance proceeds on behalf of a member of the Company Group, subject to the terms and conditions of such policies and this Agreement, to the extent such coverage and limits are available, to the Purchaser or the Company Group, as applicable. Unless the act, omission, event or circumstance underlying such claim is subject to Section 8.1, the Purchaser shall repay or reimburse the Seller and its Affiliates, or cause the Seller and its Affiliates to be repaid or reimbursed for, the amount of any documented out-of-pocket costs or expenses of enforcement, deductibles and self-insured retentions and premium increases associated with any such claims made by the Purchaser or any of its Affiliates under such policies, and the Purchaser and its Affiliates (including the Company Group) shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. For the avoidance of doubt, with respect to acts, omissions, events or circumstances occurring solely from and after the Closing Date, none of the Purchaser or the Company Group shall have any right to make claims or seek coverage under any of the insurance policies provided to the Company Group by or on behalf of the Seller or any of its Affiliates.
Section 6.6  Use of Name and Intellectual Property Matters. The Purchaser agrees that, from and after the Closing, it shall have no right to the use of the name “Eagle Materials” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively and together with the goodwill associated therewith, the “Excluded Marks”), and will not at any time hold itself out as having any affiliation with the Seller or any of its Affiliates. In furtherance thereof, as promptly as reasonably practicable but in no event later than ninety (90) days following the Closing Date, the Purchaser shall (i) remove, strike over or otherwise destroy all Excluded Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials, and (ii) amend the Governing Documents of the Company Group so as to remove the Excluded Marks therefrom. Except for the Excluded Marks, the Seller acknowledges and agrees that the Purchaser will acquire rights to all trademarks, tradenames, domain names, and email addresses exclusively related to, or material to, the Business.
Section 6.7  Intercompany Accounts. On or prior to the Closing Date, the Seller shall cause all intercompany accounts between the Seller and/or any of its Affiliates (excluding the Company Group and employees thereof), on the one hand, and the Company Group, on the other hand, to be settled or otherwise eliminated in such a manner as the Seller shall determine without any cost or other liability to the Seller, the Purchaser or the Company Group.
Section 6.8  Delivery of Minute Books; Preservation of Records.
(a)  Promptly after the Closing (but in any event within thirty (30) days following the Closing), the Seller shall, or shall cause its Affiliates to, deliver to the Purchaser (i) the physical originals of the minute books of each member of the Company Group to the extent in the possession of the Seller and (ii) books and records pertaining to the Business to the extent in the possession of the Seller, including without limitation lists of user credentials to access, operate and administer all systems (including network switches), system documentation for key IT systems, IT vendor contact list, access cards and codes for Utica access control system, information on equipment (manuals, warranties), employee task training documentation, MSHA documentation and full vendor contact lists.

(b)  The Seller and the Purchaser agree that each of them shall preserve and keep the records held by it or its Affiliates relating to the Company Group in accordance with their respective record retention policies and, for a period of seven (7) years after the Closing Date, shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.
Section 6.9  Release of Seller Performance Support. The Purchaser shall, at its sole cost and expense, (a) at or prior to the Closing, obtain new replacement performance bonds or other security with respect to the Purchaser’s acts or omissions on or after the Closing that are satisfactory to Purchaser and the applicable beneficiaries of all Performance Bonds; and (b) as soon as practicable after the Closing, cause the Seller and each of its Affiliates to be released from post-Closing liabilities and obligations to the applicable beneficiaries under all of the Performance Bonds and under any indemnification agreements, guarantees or similar instruments entered into in connection with them (collectively with the Performance Bonds referred to in clause (b) above, the “Seller Performance Support”) and provide documentation to the Seller evidencing such release.
Section 6.10Release.
(a)  Effective as of the Closing and except as otherwise expressly set forth in this Agreement (including Section 6.10(c)), the Seller, on behalf of itself and its Affiliates (other than the Company Group) and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges each member of the Company Group, the Purchaser and each of their respective Affiliates, and each of their respective successors and assigns (such released Persons, the “Purchaser Releasees”), of and from all debts, demands, Proceedings, causes of action, suits, accounts, covenants, Contracts, agreements, Damages, claims and other liabilities whatsoever of every name and nature, both in law and in equity, from the beginning of time to the effective time of the Closing, including those arising out of or in connection with the Seller’s capacity as a member of Eagle Proppants Holdings prior to the Closing Date. The Seller shall not make, and the Seller shall not permit any of its Affiliates (other than any member of the Company Group) or their respective Representatives to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser or its Affiliates or any of the Purchaser Releasees, with respect to any liabilities or other matters released pursuant to this Section 6.10(a).
(b)  Effective as of the Closing and except as otherwise expressly set forth in this Agreement (including Section 6.10(c)), the Purchaser, on behalf of itself and its Affiliates (including the Company Group following the Closing) and each of the Purchaser Releasees, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Seller and its Affiliates, and each of their respective successors and assigns (such released Persons, the “Seller Releasees”), of and from all debts, demands, Proceedings, causes of action, suits, accounts, covenants, Contracts, agreements, Damages, claims and other liabilities whatsoever of every name and nature, both in law and in equity, arising out of or in connection with any breach by the Seller or any director or officer of any member of the Company Group of any fiduciary duty in their capacity as an equity-holder, director or officer of such entity that existed, occurred, happened, arose or transpired from the beginning of time to the effective time of the Closing. The Purchaser shall not make, and the Purchaser shall not permit any of its Affiliates or their respective Representatives to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the Seller or its Affiliates (other than any member of the Company Group) or any of the Seller Releasees with respect to any such breach of fiduciary duty released pursuant to this Section 6.10(b).
(c)  Notwithstanding the foregoing, Section 6.10(a) and Section 6.10(b) shall not constitute a release from, waiver of, or otherwise apply to the terms of this Agreement or any enforcement thereof, and it being further understood that such release shall not operate to release any such Person from any obligation or liability arising under this Agreement, including the indemnity obligations under Article 8, the Loan and Security Agreement, or any other agreement contemplated by this Agreement.
Section 6.11 Transition Services.
(a)  Until the date that is one hundred eighty (180) days after the Closing Date (the “Transition Period”), the Seller and its Affiliates, as applicable, shall provide the Transition Services to Purchaser upon Purchaser’s request using the Seller’s (or such Affiliates’) then-current employees, consultants and resources in a commercially reasonable manner using substantially the same quality, standard of care and service levels at which the same or similar services were historically provided to the Business. The Seller shall provide the Transition Services to the Purchaser on a cost basis (which shall not include any allocation of overheard or other indirect costs), plus the amount of all value-added, sales, use, excise, transfer or other similar Taxes incurred with respect to provision of the Transition Services or imposed on or with respect to any amounts payable to the Seller pursuant to this Section 6.11, which, for the avoidance of doubt, shall be borne by the Purchaser, and shall provide a monthly invoice in arrears to the Purchaser reflecting the Transition Services provided during such prior month. The Purchaser agrees to remit payment to the Seller for such Transition Services within thirty (30) days of receipt of each monthly invoice; provided, that the Seller may suspend the provision of Transition Services at any time if the Purchaser fails to pay any monthly invoice when due. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Parties agree that neither the Seller nor any of its Affiliates shall be obligated to hire or retain additional staff or engage consultants or to make special efforts to hire or retain current staff or engage consultants to provide the Transition Services. For the avoidance of doubt, the Purchaser may terminate the Transition Services (or any portion thereof) at any time during the Transition Period.
(b)  The Seller makes no express or implied representations, warranties or guarantees relating to the Transition Services to be performed under this Section 6.11 following the Closing, including any warranty of merchantability or fitness for a particular purpose. Notwithstanding anything to the contrary contained herein, the Seller shall not have any liability whatsoever to the Purchaser for any Damages caused by, arising out of or resulting from any Transition Services provided under this Agreement after Closing unless caused by the willful misconduct or gross negligence on the part of the Seller, any of its Affiliates or any Seller Indemnified Parties. The Purchaser agrees to indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Damages (including court costs and reasonable attorneys’ fees) in connection with the Seller’s performance of the Transition Services, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY SELLER INDEMNIFIED PARTY; provided, however, that the foregoing shall not apply to the willful misconduct, gross negligence or bad faith of any Seller Indemnified Party.

Section 6.12 Certificate Legend Removal. Following receipt of an opinion of counsel to the Seller reasonably satisfactory to the Purchaser’s transfer agent (and the Seller’s provision of any other documentation that may be reasonably requested by the Purchaser’s transfer agent) that registration under the Securities Act is not required, the Purchaser shall, within a reasonable time after receiving a written request from Seller, cause the transfer agent to remove from the shares of Purchaser Common Stock issued hereunder, whether in book-entry or certificated form, any Securities Act legend applied to such shares of Purchaser Common Stock, promptly following the Seller’s written request to have such Securities Act legend removed.
Section 6.13Access to Information. To the extent in the possession of the Seller and not otherwise provided by the terms of this Agreement, the Seller shall furnish the Purchaser and its Representatives, at the Purchaser’s sole cost and expense, with such financial and other information related to the Company Group and/or the Business as the Purchaser or any of its Representatives may reasonably request, provided, however, that (i) such information is necessary for the Purchaser to prepare financial statements and other disclosure about the Company Group in order to comply with requirements of the Purchaser’s or the Company Group’s lenders and/or applicable securities Laws and/or to operate the Business or maintain the use of any Intellectual Property Assets or Software, and (ii) the Seller shall not be required to prepare any financial statements, reports or other documents that have not otherwise been prepared by the Seller.
Section 6.14 Non-Competition; Non-Solicitation.
(a)  For a period of five (5) years after the Closing Date, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business in the United States; provided, however, that, in addition to the acquisition of the Payment Shares and any Escrow Shares, if applicable, the Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
(b)  For a period of five (5) years after the Closing Date, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly:
i.solicit the business of any Person who is a customer of the Purchaser or the Company Group for the purposes of offering products and services that are competitive with the Business;
ii.cause, induce or attempt to cause or induce any customer or supplier of any member of the Company Group on the Closing Date or within the year preceding the Closing Date to cease doing business with the Purchaser or the Company Group; or
iii.hire, retain or attempt to hire any employee of the Purchaser or the Company Group; provided, that nothing shall prevent the Seller from hiring (i) any former employee of the Purchaser or the Company Group who has not been employed by the Purchaser or the Company Group for at least the later of six (6) months after the Closing or six (6) months after the employee was terminated or (ii) any Person who responds to a general solicitation of employment that is not targeted or directed at any employees of the Purchaser or the Company Group.

Notwithstanding the foregoing, Seller shall not be prohibited from hiring the Business Employees to whom the Purchaser has not offered employment as of the Closing.
(c)  The Seller acknowledges that a breach or threatened breach of this Section 6.13 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)  The Seller acknowledges that the restrictions contained in this Section 6.13 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Laws. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.15 Seller’s Post-Closing Confidentiality Obligation. From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable commercial efforts to cause their respective Representatives to hold, in confidence any and all proprietary and confidential information, whether written or oral, concerning the Purchaser, the Company Group or their assets or liabilities, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required to be disclosed pursuant to a judicial or administrative process (including, but not limited to, in connection with any litigation, audit, examination, claim or other Proceeding related to the Company Group, their assets or liabilities, or the Business) or by other requirements of Law. If the Seller or any of its Affiliates or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, then the Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that the Seller is advised by counsel in writing is legally required to be disclosed, provided that the Seller shall use reasonable commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Section 6.14, the Seller shall be free to disclose information relating to this Agreement: (i) to the Company Group’s security holders and creditors to the extent such disclosure is necessary to consummate the transactions contemplated hereunder; and (ii) to the extent required by, or advisable under, applicable securities or other Laws or regulations or the applicable rules of any stock exchange or for other financial reporting purposes.

Section 6.16NASDAQ Notification. As soon as practicable following the Closing, but in any event prior to the date that is ten (10) days following the Closing, the Purchaser shall file a shares outstanding notification with NASDAQ with respect to the issuance of the Payment Shares and Escrow Shares if required by NASDAQ.
ARTICLE 7
CLOSING
Section 7.1  Time and Place of Closing. The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place on the Closing Date contemporaneously with the execution and delivery of this Agreement by the Parties, remotely through the electronic exchange of documents, or at such other place as shall be agreed between the Parties. Upon the occurrence of the Closing, the Parties agree that the transactions contemplated by this Agreement shall be deemed effective for all purposes (including, without limitation, title, possession, financial reporting and Tax purposes) as of 11:59 p.m. Central Time on the Closing Date.
Section 7.2  Obligations of the Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 7.3, the Seller shall deliver or cause to be delivered to the Purchaser the following:
(a)  an assignment with respect to the Interests, duly executed by the Seller;
(b)  a certificate of the Secretary of State of the State of Delaware as to the good standing as of a recent date of each member of the Company Group;
(c)  a certificate of non-foreign status from the Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2);
(d)  evidence, satisfactory to the Purchaser in its reasonable discretion, of proper assignment of the trademarks set forth on Schedule 7.2(d) to one or more members of the Company Group, as applicable;
(e)  the Escrow Agreement, duly executed by the Seller;
(f)  the Loan and Security Agreement, duly executed by the Seller;
(g)  the Intercreditor Agreement contemplated by the Loan and Security Agreement, duly executed by the Seller;
(h)  resignations of all officers and directors and managers of each member of the Company Group, effective as of the Closing Date;
(i)  evidence, satisfactory to the Purchaser in its reasonable discretion, of the transfer from Northern White Sand to the Seller or one of its Affiliates of the parcels identified on Schedule 7.3(i) (collectively, the “Frac Tech Parcels”), effective on or prior to the Closing Date;
(j)  all such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the members of the Company Group; and

(k)  all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by the Purchaser in connection with the Closing of the transactions contemplated by this Agreement.
Section 7.3  Obligations of the Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Seller of its obligations pursuant to Section 7.2, the Purchaser shall deliver or cause to be delivered to the Seller the following:
(a)  Payment Shares (valued at the Agreed Price), whether in certificated or book-entry form, in an aggregate amount equal to the Closing Purchase Price;
(b)  Escrow Shares (valued at the Agreed Price), whether in certificated or book-entry form, for the benefit of the Escrow Agent to the Escrow Account specified in the Escrow Agreement;
(c)  a certificate of the Secretary of State of the State of Delaware as to the good standing as of a recent date of the Purchaser;
(d)  an assignment of the Interests, duly executed by Purchaser;
(e)  the Escrow Agreement, duly executed by the Purchaser;
(f)  the Loan and Security Agreement, duly executed by the Purchaser;
(g)  the Intercreditor Agreement contemplated by the Loan and Security Agreement, duly executed by the Purchaser and the Company Group;
(h)  .pdf copies of the executed replacement performance bonds, which replace the Seller Performance Support;
(i)  a copy of the shares outstanding notification to be filed with NASDAQ, if required, in accordance with Section 6.16 with respect to the Payment Shares (including the Escrow Shares); and
(j)  all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by the Seller in connection with the Closing of the transactions contemplated by this Agreement.
Section 7.4  Indemnity Escrow.
(a)  At Closing, the Purchaser shall deposit the Escrow Shares in an account (the “Escrow Account”) to be established by the Purchaser and the Seller with the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Account shall be administered in accordance with the terms and provisions of the Escrow Agreement.
(b)  On the date that is eighteen (18) months after the Closing Date (such date, the “Indemnity Escrow Release Date”), the balance of the Escrow Account, minus the aggregate amount, if any, which any Purchaser Indemnified Party has claimed under this Article 8 (to the extent such claims, if any, remain unresolved), shall be released to the Seller. The Seller and the Purchaser shall promptly (but in any event within five (5) Business Days of the Indemnity Escrow Release Date) execute and deliver a joint instruction letter and any other documentation that may be reasonably requested by the Purchaser’s transfer agent to instruct such transfer agent to transfer to the

Seller the amount of Escrow Shares, whether in certificated or book-entry form, with a total value equal to the amount to be so released (valuing such Escrow Shares at the Agreed Price), to an account or accounts designated by the Seller pursuant to the joint instruction letter.
ARTICLE 8
INDEMNIFICATION
Section 8.1Indemnification.
(a)  From and after the Closing, subject to Section 8.3, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from:
i.any breach of any representation or warranty made by the Seller contained in Article 3 or Article 4 of this Agreement;
ii.the Seller’s breach or non-fulfillment of the Seller’s covenants or agreements contained in this Agreement;
iii.the matters set forth on Schedule 8.1(a)(iii); or
iv.Covered Taxes.
(b)  From and after the Closing, subject to Section 8.3, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from:
i.any breach of any representation or warranty made by the Purchaser contained in Article 5 of this Agreement;
ii.the Purchaser’s breach or non-fulfillment of any of the Purchaser’s covenants or agreements contained in this Agreement; or
iii.any liabilities or obligations related to the Assumed Railcar Leases, Reclamation Obligations and Seller Performance Support.
(c)  The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement and the Exhibits and Schedules hereto; and, without limiting the right of any Party to rely on the representations and warranties made to such Party in Article 3, Article 4 and Article 5 herein, the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectation of sophisticated Parties knowledgeable in business and derived from voluntary, arm’s length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction; that is, no fiduciary relationship or duty exists. Each Party hereby acknowledges and agrees to be bound by each of the disclaimers and waivers set forth in this Agreement.
(d)  Other than claims arising from Fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement, the sole and exclusive remedy for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement). Without limitation of the foregoing, and except as set forth in Section 2.2 with respect to the determination of the Purchase Price and for Fraud or criminal activity, the sole and exclusive remedy of the Purchaser and its Affiliates (including the Company Group after the Closing) for any and all (a) claims relating to any representations, warranties, covenants and Agreements contained in this Agreement and (b) other claims pursuant to or in connection with this Agreement shall be any right to indemnification or specific performance from such claims that is expressly provided in this Agreement, and if no such right of indemnification or specific performance is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Notwithstanding anything in this Agreement to the contrary, (i) any indemnification obligation of the Seller for Damages under this Agreement caused by or arising out of or resulting from Section 8.1(a)(i), excluding any Damages arising out of resulting from a breach of Fundamental Representations, shall be satisfied solely and exclusively by recourse to the Escrow Account (subject to the limitations herein). Escrow Shares shall be released from the Escrow Account only in accordance with the terms and conditions of the Escrow Agreement. Nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled (including without limitation under Section 6.14 or 6.15 above) or to seek any remedy on account of any party’s Fraud or criminal misconduct.
(e)  The Purchaser and its Affiliates shall with respect to the transactions contemplated by this Agreement also be deemed to have waived, to the fullest extent permitted under applicable Law, any right to contribution against the Seller (including, without limitation, any contribution claim arising under any applicable Environmental Laws) and any and all other rights, claims and causes of action it may have against the Seller arising under or based on any Law; provided, however, that nothing in this Section 8.1(e) shall limit the Purchaser’s rights to indemnification under Article 8 of this Agreement.
Section 8.2  Indemnification Actions. All claims for indemnification under Section 8.1 shall be asserted and resolved as follows:
(a)  For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 8 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 8.
(b)  To make a claim for indemnification under Section 8.1, an Indemnified Person shall promptly (but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third Person Claim or thirty (30) days following such Indemnified Person’s discovery of applicable Damages reasonably likely to give rise to a claim that does not result from a Third Person Claim (a “Direct Claim”)) notify the Indemnifying Person of its claim under this Section 8.2 by written notice, including the reasonable details of and basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, that the failure of any Indemnified Person to give notice of a Third Person Claim or a Direct Claim as provided in this Section 8.2 shall not relieve the Indemnifying Person of its obligations under Section 8.1 except and only to the extent the Indemnifying Person forfeits rights or defenses by reason of such failure. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify, in reasonable detail, the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)  In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 8. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. Subject to Section 8.2(d), the Indemnified Person is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)  If the Indemnifying Person admits its obligation as to indemnification hereunder, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim; provided, that if the Indemnifying Person is Seller, such Indemnifying Person shall not have the right to defend or direct the defense of any such Third Party Claim that solely seeks an injunction or other equitable relief against the Indemnified Person. The Indemnifying Person shall have full control of such defense and Proceedings, including any compromise or settlement thereof subject to the terms and conditions set forth herein. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnifying Person shall keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to a Third Person Claim and the Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 8.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, enter into settlement or compromise of any Third Person Claim or permit a default or consent to the entry of any judgment or admit any liability with respect thereto, unless such settlement, compromise or judgment (i) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (iii) provides for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Person Claim and would not otherwise materially and adversely affect the Indemnified Person.
(e)  If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim within the time period allotted to the Indemnifying Person pursuant to Section 8.2(c).
(f)  In the case of a Direct Claim for indemnification, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder and the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. Notwithstanding the foregoing, the failure to timely give a Claim Notice for a Direct Claim shall not affect the rights of an Indemnified Person hereunder (i) unless such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying Person’s ability to mitigate such Direct Claim, or (ii) as provided in this Section 8.2.
(g)  Once a claim or other liability is agreed to by the Indemnifying Person or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Person shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by delivering joint written instructions to the Escrow Agent or by wire transfer of immediately available funds, as applicable. Further, except for indemnification obligations to be satisfied solely and exclusively by recourse to the Escrow Account as set forth in this Section 8.1(d), any indemnification obligation of the Seller for Damages under this Agreement may be satisfied by way of setoff against amounts owed by the Purchaser to the Seller under this Agreement or the Loan and Security Agreement.
Section 8.3  Limitation on Actions.
(a)  The representations and warranties of the Parties in Article 3, Article 4 and Article 5 shall survive the Closing for a period of eighteen (18) months from the Closing Date (the “General Survival Date”); provided, however, that (A) each of (i) the representations and warranties contained in Section 3.2 (Title to Interests), Section 3.3 (Existence and Organization), Section 3.4 (Authorization and Enforceability), Section 3.7 (Liability for Brokers’ Fees), Section 4.1 (Existence and Qualification), Section 4.3 (Capitalization), Section 4.15 (Employee Matters), Section 5.1 (Existence and Qualification), Section 5.2 (Authorization and Enforceability), Section 5.4 (Capitalization), Section 5.5 (Payment Shares) and Section 5.10 (Liability for Brokers’ Fees) (collectively, the “Fundamental Representations”) and (ii) the representations and warranties contained in Section 4.10 (Tax Matters) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the date that is the date that is sixty (60) days following the expiration of the applicable statute of limitations (the “Extended Survival Date”) and (B) the representations and warranties contained in Section 4.16 (Environmental Matters) shall survive the Closing for a period of forty-eight (48) months from the Closing Date (the “Environmental Survival Date” and the General Survival Date, the Extended Survival Date or the Environmental Survival Date, as applicable, each a “Survival Date”). The covenants and agreements of the Parties in Article 6 shall survive indefinitely or for the period explicitly specified therein. The covenants in Article 9 shall survive until the expiration of the applicable statute of limitations. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that there shall be no such termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)  The indemnities in Section 8.1(a) and Section 8.1(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. Notwithstanding the foregoing, the Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.3 shall replace any statute of limitations that would otherwise be applicable.
(c)  The Seller shall not have any liability for indemnification under Section 8.1(a)(i), (ii) or (iv), until and unless the aggregate amount of all liability for Damages exceeds a deductible amount equal to $20,000 (“Indemnity Deductible”), after which point the Purchaser Indemnified Parties shall be entitled to claim Damages solely for the amount in excess of the Indemnity Deductible; provided, however, that such limitation shall not apply to a breach or inaccuracy of any Fundamental Representation.
(d)  In no event shall the Seller’s aggregate liability to indemnify the Purchaser Indemnified Parties under Section 8.1(a)(i) exceed $300,000; provided, however, that (i) the Seller’s aggregate liability to indemnify the Purchaser Indemnified Parties for Damages arising from a breach or inaccuracy of the representations and warranties contained in Section 4.16 (Environmental Matters) shall not exceed $1,000,000, and (ii) the Seller’s aggregate liability to indemnify the Purchaser Indemnified Parties for Damages arising from a breach or inaccuracy of any Fundamental Representation shall not exceed $2,000,000.
(e)  The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 8 shall be reduced by any (i) amount received by the Indemnified Person or its Affiliates (through insurance proceeds or otherwise) with respect to such Damages, (ii) accruals or reserves in the calculation of the Final WC Adjustment Amount or the Post-Closing Adjustment Amount with respect to which such Damages relate and (iii) reserve therefor in the Latest Balance Sheet (with or without reference to such specific matter).
(f)  In the event Damages suffered by any Person are recoverable under more than one provision of this Agreement, or under this Agreement, and even though such Person is permitted to rely on each provision of this Article 8 independently, such Person shall only be permitted to recover with respect to any particular Damages suffered by it one time, as it is the Parties’ intent that once any particular Damages have been recovered by a particular Person under one provision or agreement, such Damages no longer exist to the extent of such recovery with respect to such Person and, therefore, recovery by such particular Person under another provision or agreement of such already recovered Damages would constitute an unintended and prohibited “double” recovery.
(g)  Notwithstanding anything to the contrary contained herein, any limitation or qualification as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth in any representation or warranty contained in this Agreement shall be disregarded for purposes of determining breach of such representation or warranty and calculating any Damages subject to indemnification under this Article 8; provided, however, that, with respect to this Section 8.3(g), the following references shall not be disregarded for purposes of determining such breach of such representation or warranty: (i) use of the word “material” as used in the defined term “Material Contract”, (ii) references to “material Permit” and (iii) references to materiality contained in Section 4.9(a) and Section 4.16. It is further agreed that the provisions of this Section 8.3(g) shall not change the titles of or change what otherwise constitutes a “Material Customer,” “Material Supplier” or “Material Contract.”

ARTICLE 9
TAX MATTERS
Section 9.1  Tax Returns. The Purchaser shall timely file or cause to be timely filed any Tax Returns required to be filed by any member of the Company Group on or after the Closing Date (taking into account any valid extensions) and shall pay any Taxes shown due and owing thereon. Each such Tax Return that relates to any Pre-Closing Tax Period (each, a “Pre-Closing Tax Return”) shall be prepared and filed consistent with the past practices of the applicable member of the Company Group, and without a change of any election or any accounting method, unless otherwise required by applicable Law. The Purchaser shall deliver each Pre-Closing Tax Return (together with schedules, statements and, to the extent reasonably requested by the Seller, supporting documentation) to the Seller no later than twenty (20) days prior to filing or the due date of such Pre-Closing Tax Return, whichever is sooner, for the Seller’s review and comment. The Purchaser shall revise any Pre-Closing Tax Return to incorporate any reasonable comments provided by the Seller in writing with respect to such Pre-Closing Tax Return within fifteen (15) days of the Seller’s receipt of such Pre-Closing Tax Return from the Purchaser. The Purchaser shall pay or cause to be paid, and shall indemnify and hold harmless the Seller and its Affiliates from and against, any Taxes imposed on or with respect to a member of the Company Group for any Tax period (or portion thereof) beginning after the Closing Date.
Section 9.2  Tax Treatment; Allocation of Purchase Price. The Parties acknowledge and agree that, the purchase and sale of the Interests shall be treated as the purchase by the Purchaser and sale by the Seller of all of the assets of the Company Group for U.S. federal (and applicable state and local) income Tax purposes. The Purchase Price (plus any assumed liabilities and other items, to the extent properly taken into account under the Code) shall be allocated among the assets of the Company Group in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law, as applicable) (the “Allocation Statement”), which Allocation Statement is consistent with the allocation methodology set forth on Schedule 9.2 hereof; provided, that none of the Purchase Price or other items taken into account shall be allocated to the Assumed Railcar Leases. The Allocation Statement shall be delivered by the Purchaser to the Seller within ninety (90) days after the Closing Date. The Seller shall have thirty (30) days to review and notify the Purchaser in writing of any reasonable disagreement with the Allocation Statement. If the Seller does not timely notify the Purchaser of any such disagreement with the Allocation Statement, the Seller shall be conclusively deemed to have accepted and agreed to the Allocation Statement. If the Seller notifies the Purchaser within thirty (30) days of any such disagreement, the Seller and the Purchaser shall use Commercially Reasonable Efforts to resolve such dispute within thirty (30) days. In the event that the Seller and the Purchaser are unable to resolve such dispute within thirty (30) days, then the Seller and the Purchaser shall each be entitled to adopt their own position regarding the Allocation Statement. If the Seller and the Purchaser agree (or are deemed to agree) to the Allocation Statement, then the Seller and the Purchaser shall, and shall cause their respective Affiliates to, (i) prepare and file all Tax Returns (including Internal Revenue Service Form 8594) in accordance with the agreed Allocation Statement, (ii) not take any position for Tax purposes (whether in any audit, Tax Return, or otherwise) that is inconsistent with the agreed Allocation Statement except as required by a “determination” within the meaning of Section 1313(a) of the Code, and (iii) use Commercially Reasonable Efforts to update the agreed Allocation Statement to reflect adjustments to the Purchase Price; provided, however, that nothing contained herein shall prevent the Seller or the Purchaser from reasonably settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the agreed Allocation Statement or the tax treatment described above, and neither the Seller nor the

Purchaser shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging the agreed Allocation Statement or the tax treatment described above.
Section 9.3  Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne one-half by the Seller and one-half by the Purchaser, and the Party required by applicable Law shall prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed with respect to Transfer Taxes. Each Party agrees to use Commercially Reasonable Efforts to mitigate, reduce or eliminate any Transfer Taxes.
Section 9.4  Tax Treatment of Certain Payments. The Parties agree that any payments made pursuant to Section 2.5, Article 8 or this Article 9 shall be treated for Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law.
Section 9.5  Cooperation. The Purchaser and the Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other Proceeding with respect to Tax Returns or Taxes of any member of the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything to the contrary herein, neither Party nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the other Party or any of its Affiliates (or any predecessor of any of the foregoing) other than information relating solely to the Company Group.
Section 9.6  Tax Sharing Agreements. The Seller shall cause any and all Tax sharing, Tax allocation, Tax indemnity and other similar agreements (whether written or not) between any member of the Company Group, on the one hand, and the Seller or any of its Affiliates (excluding the Company Group), on the other hand, to be terminated at or prior to the Closing. After such termination, the members of the Company Group shall not have any further rights or liabilities thereunder.
Section 9.7  Certain Post-Closing Actions.
(a)  The Purchaser and its Affiliates shall not, and shall cause the members of the Company Group to not, (i) other than Tax Returns that are filed pursuant to Section 9.1, file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) after the date any Tax Return filed pursuant to Section 9.1 is filed, amend or otherwise modify any such Tax Return, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment or collection of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method or practice with respect to, or that has a retroactive effect to, any Pre-Closing Tax Period, (v) make or initiate any voluntary contact with a Governmental Body (including any voluntary disclosure agreement or similar process) regarding any Tax Returns or Taxes of the Seller or any member of the Company Group for any Pre-Closing Tax Period or (vi) take any action that is outside the Ordinary Course of Business relating to Taxes or that could reasonably be expected to create a Tax liability for the Seller, or for any member of the Company Group for any Pre-Closing Tax Period, in each case, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)  Notwithstanding anything in this Agreement to the contrary, any liability for Tax shall be excluded from the determination of Net Working Capital (and shall not be borne by the Seller, included in Covered Taxes or taken into account as a reduction in the Purchase Price) if and to the extent such liability for Tax resulted from any transaction occurring, or any action taken by or at the direction of the Purchaser, outside the Ordinary Course of Business after Closing on the Closing Date.
(c)  Without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause the members of the Company Group to not, (i) file or amend or otherwise modify any Tax Return of any member of the Company Group relating to a Pre-Closing Tax Period or (ii) make or change any Tax election or accounting method or practice with respect to, or that has a retroactive effect to, any member of the Company Group for any Pre-Closing Tax Period, except, in each case, (x) in connection with any Tax Contest or (y) as required by applicable Law.
Section 9.8  Refunds. Any refunds of Taxes (including the amount of any credit or offset in lieu thereof and any interest received in respect thereof) received by the Purchaser or any member of the Company Group, in each case that relates to Taxes of a member of the Company Group attributable to any Pre-Closing Tax Period, shall be paid by the Purchaser to the Seller within fifteen (15) days after the receipt of such refund or the filing of the applicable Tax Return where such credit is used to reduce a Tax liability of the Purchaser, any member of the Company Group, or any Affiliate of any of the foregoing, except to the extent any such refund was included as a Current Asset in Net Working Capital (as finally determined in accordance with Section 2.3(b) or Section 2.4). To the extent permitted by applicable Law, the Purchaser shall request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods.
Section 9.9  Tax Contests. From and after the Closing, the Purchaser shall provide notice to the Seller in writing within ten (10) days of receipt by the Purchaser, any member of the Company Group, or any Affiliate of any of the foregoing of notice from any Governmental Body of any pending or threatened audit, examination or other Proceeding that relates to a Pre-Closing Tax Period or Covered Taxes or that could otherwise reasonably be expected to affect the Seller’s Tax liability under applicable Law or this Agreement (a “Tax Contest”). If the Seller so elects within thirty (30) days of the receipt of such notice from the Purchaser with respect to any Tax Contest, the Seller, at its sole cost and expense, shall be entitled to manage, conduct and control the defense and settlement of, and represent the interests of any member of the Company Group and its direct and indirect owners in, such Tax Contest, and the Purchaser shall take all actions reasonably necessary (including providing a power of attorney) to enable the Seller to exercise its control rights as set forth in this Section 9.9; provided, that in the case of such a Tax Contest that could reasonably be expected to give rise to any Tax liability for the Purchaser under applicable Law or this Agreement or indemnification obligation of the Purchaser hereunder, or would reasonably be expected to adversely affect the Purchaser or any member of the Company Group with respect to any Tax Period (or portion thereof) that begins after the Closing Date, the Purchaser may participate, at its sole cost and expense, in such Tax Contest, and the Seller shall not settle, compromise or concede any portion of such Tax Contest that is reasonably likely to give rise to any such Tax liability for or indemnification obligation of the Purchaser, or that would reasonably be expected to adversely affect the Purchaser or any member of the Company Group with respect to any Tax Period (or portion thereof) that begins after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If the Seller does not so elect within thirty (30) days of the receipt of notice from the Purchaser with respect to any Tax Contest, the Purchaser, at its sole cost and expense, shall manage, conduct and control the defense and settlement of, and represent the interests of any member of the Company Group and its direct and indirect owners in, such Tax Contest; provided, that the Seller may participate, at its sole cost and expense, in such Tax Contest and the Purchaser shall not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Contest, to the extent the procedures set forth in this Section 9.9 conflict with the procedures set forth in Section 8.2, the provisions set forth in this Section 9.9 shall control.
ARTICLE 10
MISCELLANEOUS
Section 10.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 10.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail, return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as UPS, DHL or Federal Express), upon receipt; (c) if sent by email, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:
If to the Seller, to:

Eagle Materials Inc.
5960 Berkshire Lane, Suite 900
Dallas, Texas 75225
Attn: General Counsel
Email: jgraass@eaglematerials.com; mnewby@eaglematerials.com

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Ave., Suite 900
Dallas, Texas 75201
Attention: Jonathan B. Platt
Email: jon.platt@bakerbotts.com
If to the Purchaser, to:

Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067
Attn: James D. Young

Email: jdyoung@smartsand.com

With a copy (which shall not constitute notice) to:

Fox Rothschild LLP
997 Lenox Drive, 3rd Floor
Lawrenceville, New Jersey 08648
Attn: Vincent A. Vietti
Email: vvietti@foxrothschild.com
Each Party may change its address for notice by notice to the other Parties in the manner set forth above.
Section 10.3 Costs and Expenses. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 10.4 Governing Law; Jurisdiction.
(a)  Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the Laws of the State of Delaware, without regard to its rules or principles of conflict of laws.
(b)  The Parties hereby irrevocably submit to the exclusive jurisdiction of (i) the state courts located in New Castle County, Delaware and (ii) the United States District Court for the District of Delaware, for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts), so long as such court shall have subject matter jurisdiction over such Proceeding. The Parties further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such Proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(c)  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. .
Section 10.5 Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the other Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including, injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. All remedies contemplated herein shall, subject to Article 10, be cumulative and not exclusive and shall be in addition to any other remedies which an applicable Person may have under this Agreement or otherwise. Any exercise of rights contemplated herein shall not be deemed an election of remedies by the Person so exercising such rights.
Section 10.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Seller or the Purchaser, as applicable, by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 10.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void; provided, that in connection with the publicly announced separation of the Seller’s Heavy Materials and Light Materials businesses into two independent, publicly traded entities by means of a tax-free spin-off (the “Spin-Off”), the Seller may assign all rights and obligations under this Agreement and each other agreement, document or instrument contemplated hereby to a publicly traded entity resulting from the Spin-Off or one or more of its Affiliates; provided that Seller shall guaranty the full and timely performance by such assignee of each of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 10.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 10.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 10.10 No Third Party Beneficiaries; Non-Recourse. Except as set forth in Article 8, nothing in this Agreement shall entitle any Person other than the Purchaser and the Seller to any claims, cause of action, remedy or right of any kind. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of a Party or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser or the Seller under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 10.11 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 10.12 Schedules. The Schedules are incorporated herein by reference and made a part hereof. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of a matter in the Schedules in relation to a representation or warranty that addresses matters that are material or that has a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedule in any dispute, claim or controversy as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The inclusion of a matter in the Schedules in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedules. Matters may be disclosed in the Schedules for informational purposes only. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be deemed to constitute, an admission to any Third Party concerning such item or matter. The inclusion of any matter in any Schedule or any part of the Schedules with respect to a representation and warranty shall also be deemed to be an inclusion for the purposes of any other representation and warranty to which the relevance of such item is reasonably apparent.
Section 10.13 Limitations on Damages. No Party shall be liable hereunder for any (i) punitive Damages, or (ii) indirect, incidental, special or consequential Damages, in either case, whether based on contract, strict liability, other applicable Law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault, except, in the case of clauses (i) and (ii), to the extent owed to a Third Party pursuant to a Third Person Claim and, in the case of clause (ii), if such Damages were a reasonably foreseeable consequence of the Party’s breach and are otherwise recoverable under applicable principles of contract law.
Section 10.14 Conspicuous. THE SELLER AND THE PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAY TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 10.15  Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 10.16 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, and this Agreement, with respect to such invalid or unenforceable provision, shall be reformed, construed and enforced in the applicable jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid or unenforceable provision.
Section 10.17 Confidentiality of Agreement. Subject to Section 6.1, the Parties agree to keep the provisions of this Agreement confidential except for disclosure to the Seller’s or the Purchaser’s respective Representatives.
Section 10.18 Legal Representation. The Seller represents that Baker Botts L.L.P. (“Baker Botts”) has represented the Company Group and the Seller in connection with this Agreement and the Purchaser agrees that, as to all confidential communications constituting or reflecting legal counsel between Baker Botts, on the one hand, and the Seller and the Company Group, on the other hand, that relate to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Purchaser or the Company Group (following the Closing). The Privileged Communications are the property of the Seller from and after the Closing, except as waived by the Seller. In furtherance of the foregoing, the Parties agree (i) to take the steps necessary to ensure that any privilege attaching as a result of Baker Botts representing the Company Group in connection with this Agreement and the transactions contemplated hereby shall survive the Closing, remain in effect and be assigned to and controlled by the Seller, (ii) that the Purchaser and the Company Group shall not intentionally attempt to access any Privileged Communications, (iii) that the Purchaser and the Company Group shall allow the Seller to copy all Privileged Communications from the Company Group’s servers upon reasonable request during normal business hours and with security measures reasonable imposed by the Purchaser, and (iv) that, at the Seller’s request, the Purchaser and the Company Group shall delete all Privileged Communications from the Company Group’s servers. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company Group and a Third Party (other than a party to this Agreement, the Seller or any of its Affiliates) after the Closing, the Purchaser and the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by Baker Botts to such Third Party. Notwithstanding anything contained in this Section 10.18, nothing in this Agreement shall prejudice the Purchaser’s or the Company Group’s ability to take discovery of the Seller in disputes between them relating to this Agreement and no information otherwise admissible or discoverable under Delaware law by the Purchaser or the Company Group in disputes arising out of this Agreement shall become inadmissible or immune from discovery solely by reason of this Section 10.18.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.
SELLER:
EAGLE MATERIALS INC.
By: /s/ Craig Kessler
Name: Craig Kessler
Title: Executive Vice President - Finance and Administration and Chief Financial Officer

PURCHASER:
SMART SAND, INC.
By: /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

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Appendix A
ATTACHED TO AND MADE A PART OF THAT CERTAIN EQUITY PURCHASE AND SALE AGREEMENT, DATED AS OF SEPTEMBER 18, 2020, BY AND BETWEEN THE SELLER AND THE PURCHASER.
DEFINITIONS
“Actual Closing Indebtedness” has the meaning set forth in Section 2.3(b).
“Actual Transaction Expenses” has the meaning set forth in Section 2.3(b).
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.
“Agreed Price” has the meaning set forth in Section 2.2.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocation Statement” has the meaning set forth in Section 9.2.
“Applicable CBA(s)” has the meaning set forth in Section 4.15(h).
“Assumed Railcar Leases” has the meaning set forth in Section 4.14(a)(xiii).
“Assumed Railcars” has the meaning set forth in Section 6.4(d).
“Baker Botts” has the meaning set forth in Section 10.18.
“Bargained Employees” has the meaning set forth in Section 6.3(e).
“Business” has the meaning set forth in the Recitals of this Agreement.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Business Employee” means each employee of one of the members of the Company Group.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“CFO Certificate” has the meaning set forth in Section 2.3(b).
“Claim Notice” has the meaning set forth in Section 8.2(b).
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means all Indebtedness of the Company Group outstanding immediately prior to Closing.
“Closing Purchase Price” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
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“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company Group” has the meaning set forth in the Recitals of this Agreement.
“Company Subsidiaries” has the meaning set forth in Section 4.4.
“Contract” means any agreement, contract or other legally binding commitment or instrument including all amendments thereto.
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“Covered Taxes” means (i) all Taxes imposed on or with respect to the Seller, (ii) any Taxes of any member of the Company Group that are attributable to any Pre-Closing Tax Period, including Taxes which relate to an event or transaction occurring prior to the Closing, (iii) all Taxes of any affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (iv) Transfer Taxes that are the responsibility of the Seller pursuant to Section 9.3, excluding, in each case, any Taxes to the extent such Taxes (x) are included in the computation of Net Working Capital, Actual Closing Indebtedness or Actual Transaction Expenses or are otherwise taken into account in determining the Purchase Price (in each case, as finally determined in accordance with Section 2.3(c) or Section 2.4), (y) are Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 9.3 or (z) result from the Purchaser’s breach or non-fulfillment of any of the Purchaser’s covenants or agreements contained in this Agreement. For purposes of this Agreement, the amount of any Taxes attributable to a Straddle Period that are allocable to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any real and personal property or similar ad valorem Taxes, or other similar Taxes imposed on a periodic basis, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of all other Taxes, be determined based on an interim closing of the books as of the end of the day on the Closing Date.
“Current Assets” means, the current assets of the Company Group, excluding deferred Tax assets, as of the close of business on the Closing Date, calculated in accordance with and in a manner consistent with the Working Capital Principles and the past practice of the Company Group; provided that if there is any conflict between the Working Capital Principles and the past practices of the Company Group, the Working Capital Principles shall prevail.
“Current Liabilities” means, the current liabilities of the Company Group, excluding deferred Tax liabilities, as of the close of business on the Closing Date, calculated in accordance with and in a manner consistent with the Working Capital Principles and the past practice of the Company Group;
ii

provided that if there is any conflict between the Working Capital Principles and the past practices of the Company Group, the Working Capital Principles shall prevail.
“Damages” means the amount of any actual liability, loss, cost, expense, claim (whether written or oral and regardless of whether constituting a suit), Lien, bond, fine, penalty, dues, debt, obligation, settlement, award or judgment, of any nature whatsoever, incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against; provided, however, that the term “Damages” shall not include those types of damages to the extent excluded pursuant to Section 10.13.
“Direct Claim” has the meaning set forth in Section 8.2(b).
“Eagle Proppants Holdings” has the meaning set forth in the Recitals of this Agreement.
“Environmental Laws” means any federal, state or local Laws applicable as of the date hereof and relating to (i) the protection of the environment from actual or potential exposure (or the effects of exposure) to any actual or threatened Release (whether past or present) of any Hazardous Substances, (ii) pollution, natural resource damages, conservation of resources, waste management or the manufacture, generation, production, processing, distribution, use, treatment, labeling, storage, Release, emission, discharge, remediation, removal, disposal, transport or handling of any toxic or Hazardous Substance or material (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof) or occupational health and safety as it relates to occupational exposures to such Hazardous Substances, including any regulations promulgated by any Governmental Body pursuant to any of the foregoing, or (iii) mine safety and related regulations including those of the Mine Safety and Health Administration.
“Environmental Liabilities” means any and all environmental response costs (including costs of investigation and remediation), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities, incurred or imposed (i) pursuant to any Environmental Laws, Governmental Orders (including binding and final settlements) with any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws and to the extent attributable to the ownership or operation of the Business or (ii) pursuant to any claim (whether written or oral and regardless of whether constituting a suit), citation or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws and to the extent attributable to the ownership or operation of the Business.
“Environmental Permits” has the meaning set forth in Section 4.16(b).
“Environmental Survival Date” has the meaning set forth in Section 8.3(a).
“Equity Interests” means, with respect to any Person: (a) capital stock, membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that is treated as a single employer with any member of the Company Group under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” has the meaning set forth in Section 7.4(a).
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement, dated as of the Closing Date, by and among the Purchaser, the Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit B.
“Escrow Shares” means Payment Shares (valued at the Agreed Price) in an aggregate amount equal to $300,000.
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Exchange Act” has the meaning set forth in Section 5.6.
“Excluded Marks” has the meaning set forth in Section 6.6.
“Expired Railcar Leases” has the meaning set forth in Section 6.4(c).
“Expired Railcars” has the meaning set forth in Section 6.4(c).
“Extended Survival Date” has the meaning set forth in Section 8.3(a).
“Final Arbiter” has the meaning set forth in Section 2.4(e).
“Final WC Adjustment Amount” has the meaning set forth in Section 2.5(c).
“Frac Tech Parcels” has the meaning set forth in Section 7.2(i).
“Fraud” means (a) with respect to the Seller (as determined pursuant to a final non-appealable order of a court of competent jurisdiction), a false representation and warranty contained in Article 3 or Article 4 made with the Knowledge of Seller that such representation and warranty is false when made and with the intent to induce the Purchaser to enter into this Agreement or to act in reliance upon the false representation and warranty which causes the Purchaser, in reliance upon such false representation and warranty, to enter into or consummate this Agreement and to take action and suffer Damages by reason of such reliance and (b) with respect to the Purchaser (as determined pursuant to a final non-appealable order of a court of competent jurisdiction), a false representation and warranty contained in Article 5 made with the Knowledge of the Purchaser that such representation and warranty is false when made and with the intent to induce the Seller to enter into this Agreement or to act in reliance upon the false representation and warranty which causes the Seller, in reliance upon such false representation and warranty, to enter into or consummate this Agreement and to take action and suffer Damages by reason of such reliance. For the avoidance of doubt, “Fraud”, with respect to the Seller or the Purchaser, does not include any fraud based on constructive knowledge, negligent misrepresentation, recklessness, or any similar theory.
“Fundamental Representations” has the meaning set forth in Section 8.3(a).

“GAAP” means U.S. generally accepted accounting principles.
“General Survival Date” has the meaning set forth in Section 8.3(a).
“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.
“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Body.
“Hazardous Substances” means, collectively, any substance that is identified as hazardous and regulated (or the cleanup of which can be required) under any applicable Environmental Laws, and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, or as may give rise to liability under any applicable Environmental Laws. Without limiting the generality of the foregoing, Hazardous Substances shall include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Environmental Laws; and (ii) Hydrocarbons, petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state, and Per- and Polyfluoroalkyl Substances (PFAS).
“Historical Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company Group, prior to the time that the Company Group ceased its operations and the termination of substantially all of its employees.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.
“Indebtedness” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (d) capital lease obligations, (e) letters of credit, (f) deferred purchase price of property or services, (g) guarantees made by such Person on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f), and (h) any accrued and unpaid interest, prepayment penalties, premiums, costs and fees on the indebtedness described in clauses (a) and (g).
“Indemnified Person” has the meaning set forth in Section 8.2(a).
“Indemnifying Person” has the meaning set forth in Section 8.2(a).

“Indemnity Deductible” has the meaning set forth in Section 8.3(c).
“Indemnity Escrow Release Date” has the meaning set forth in Section 7.4(b).
“Initial Adjustment Amount” has the meaning set forth in Section 2.3(a).
“Intellectual Property” means all intellectual property and proprietary rights, throughout the world, including: (a) patents, patent applications and patent disclosures, including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, business names, fictitious business names and other indicia of origin, and all applications, registrations and renewals in connection therewith, together with the goodwill associated with the use of and symbolized by the foregoing (collectively, “Trademarks”), (c) copyrights and works of authorship, whether or not copyrightable, moral rights, and applications, registrations and renewals in connection therewith, (d) mask works and registrations and applications therefor, (e) industrial and other protected designs, and any registrations and applications therefor, (f) inventions (whether or not patentable), discoveries, trade secrets, know-how, improvements, technology, business and technical information and know-how, databases and data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (g) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites and related content, social media accounts and pages (including, but not limited to, accounts with Twitter, Facebook and other social media companies) and the content found thereon and related thereto, and URLs; and (h) all files and records concerning or relating to any of the foregoing.
“Intellectual Property Assets” means all Intellectual Property that is owned by any member of the Company Group and used in connection with the Business, including the Intellectual Property Registrations, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (b) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction, including registered domain names, trademarks, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interests” has the meaning set forth in the Recitals of this Agreement.
“Knowledge”, or any variant thereof, means, with respect to the Seller, the knowledge of Eric Cribbs, Bob Kynaston, Lynn Crosby and Craig Kesler, after reasonable due inquiry, and with respect to the Purchaser, the knowledge of Lee Beckelman, John Young and James Young, after reasonable due inquiry.
“Latest Balance Sheet” has the meaning set forth in Section 4.5.
“Latest Balance Sheet Date” has the meaning set forth in Section 4.5.

“Laws” means all Permits, statutes, laws (including common law), judgments, decrees, rulings, rules, tariffs, regulations, ordinances, orders, and codes of Governmental Bodies.
“Lease Responsibility Allocation Agreement” has the meaning set forth in Section 6.4(a).
“Leased Property” means the real property leased or subleased under the Real Property Leases, together with all buildings, structures and facilities located thereon.
“Lien” means any claim, lien, adverse claim, mortgage, security interest, pledge, charge, setoff, option, encumbrance or restriction of any kind.
“Loan and Security Agreement” means that certain loan and security agreement, dated as of the Closing Date, by and between the Purchaser and the Seller, a copy of which is attached hereto as Exhibit C.
“Material Adverse Effect” means an event, change, effect, development, occurrence or condition that (alone or together with other similar events, changes, effects, developments, occurrences or conditions) has, or is reasonably likely to have, a material adverse effect on (a) the business, operation, assets, financial condition, or results of operations of a Party, taken as a whole, or (b) the ability of such Party to perform its material obligations under this Agreement, including its obligations to complete the transactions contemplated herein, other than as a result of any event, change, effect, development, occurrence or condition: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development, occurrence or condition does not disproportionately affect the Party relative to other similarly situated businesses in the industries in which the Party operates or (ii) from or arising out of (A) any changes or developments in the industries in which the Party operates, (B) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Party with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other Proceeding with respect to the transactions contemplated by this Agreement), (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Body, or market administrator, (D) any changes in GAAP or accounting standards or interpretations thereof, (E) pandemics, including COVID-19, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism or (F) any failure by a Party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that this clause (F) shall not prevent a determination that any event, change, effect, development, occurrence or condition underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition), except, in each case with respect to subclauses (A), (D) and (E) of this clause (ii), to the extent disproportionately affecting the Company Group relative to other similarly situated businesses in the industries in which Company Group operates.
“Material Contracts” has the meaning set forth in Section 4.14(a).
“NASDAQ” has the meaning set forth in Section 5.5(d).“Negotiation Period” has the meaning set forth in Section 2.4(c).

“Net Working Capital” means Current Assets minus Current Liabilities, in each case, calculated as of the close of business on the Closing Date and in a manner that is consistent with the Working Capital Principles.
“Northern White Sand” has the meaning set forth in the Recitals of this Agreement.
“Notice Period” has the meaning set forth in Section 2.4(a).
“Nueces County Agreements” has the meaning set forth in Section 6.4(a).
“Nueces County Property Assets” has the meaning set forth in Section 6.4(b).
“Nueces County Sublease” has the meaning set forth in Section 6.4(a).
“Objection Date” has the meaning set forth in Section 2.4(a).
“Objection Notice” has the meaning set forth in Section 2.4(a).
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company Group, through the date hereof, consistent with past and current practices or consistent with the industry practices of the Business. With respect to the Company Group and the Business, the term “Ordinary Course of Business” shall mean the normal day-to-day operations of the Company Group after ceasing its operations and the termination of substantially all of its employees.

“Owned Property” and “Owned Properties” have the meaning set forth in Section 4.11(a).
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Payment Shares” has the meaning set forth in Section 2.2.
“Performance Bond” means each performance bond, surety agreement, letter of credit or similar instrument required to operate the Business post-Closing and issued to provide a counterparty with assurances as to the other party’s obligations, all of which are set forth on Schedule 4.21.
“Permits” means any permits, licenses, franchises, registrations, certificates, variances, approvals or authorizations by, or filings with, Governmental Bodies.
“Permitted Liens” means:
(a) Liens for Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Latest Financial Statements in accordance with GAAP;
(b) vendor’s, materialmen’s, mechanics’, operators’ or other similar Liens arising in the Historical Course of Business or Ordinary Course of Business in respect of obligations that are not yet due in the normal course of business or, if due, that are not material or are being contested in good faith by appropriate Proceedings by or on behalf of the Seller; and
(c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Owned Property or Leased Property, which are not, individually or in the aggregate, material to the business of the Company Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Personal Information” means information about an identifiable individual, other than such individual’s business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization.
“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.5.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Tax Return” has the meaning set forth in Section 9.1.
“Privileged Communications” has the meaning set forth in Section 10.18.
“Proceedings” means all proceedings (public or private), actions, complaints, claims, suits, litigations, arbitrations or mediations, hearings, investigations and inquiries by or before any arbitrator or Governmental Body.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser Common Stock” has the meaning set forth in Section 5.4.
“Purchaser Employer” has the meaning set forth in Section 6.3(a).
“Purchaser Financial Statements” has the meaning set forth in Section 5.6.
“Purchaser Indemnified Parties” means the Purchaser, its Affiliates (including the Company Group), its and their Representatives, and each such Person’s successors and assigns.
“Purchaser Plan” has the meaning set forth in Section 6.3(b).
“Purchaser Releasees” has the meaning set forth in Section 6.10(a).
“Real Property Lease” and “Real Property Leases” have the meaning set forth in Section 4.11(b)
“Reclamation Obligations” means those certain liabilities, costs and Damages required to be incurred by the Business under applicable Environmental Laws in order to remediate certain frac sand mines owned by the Company Group.
“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.
“Representatives” mean, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“SEC” has the meaning set forth in Section 5.6.
“SEC Documents” has the meaning set forth in Section 5.6.

“Securities Act” means Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Seller Benefit Plans” means all (i) “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and (ii) other incentive, profit sharing, stock option, stock purchase, or other equity based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation, and other employee compensation and benefit plans, programs and agreements, in each case established or maintained by the Seller or any of its Affiliates or to which the Seller or any of its Affiliates contributes or is obligated to contribute, for the benefit of any Business Employee.
“Seller Indemnified Parties” means the Seller, its Affiliates, and their respective Representatives, and each such Person’s successors and assigns.
“Seller Performance Support” has the meaning set forth in Section 6.9.“Seller Releasees” has the meaning set forth in Section 6.10(b).
“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, compilations, protocols, specifications, and other documentation thereof or relating thereto, including the tangible media upon which such programs and documentation are stored or recorded, whether machine readable or otherwise.
“Spin-Off” has the meaning set forth in Section 10.7.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which (i) Equity Interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person or (ii) such Person is the managing member or general partner.
“Survival Date” has the meaning set forth in Section 8.3(a).
“Target Working Capital” means an amount equal to negative $585,316.00.
“Tax” or “Taxes” means all federal, state, local, and foreign income, gross income, profits, franchise, sales, use, ad valorem, property, license, severance, alternative, add-on minimum, occupation, premium, environmental, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, payroll, employment, social security, unemployment, disability, transfer, estimated, or withholding taxes or other assessments, customs, duties, fees or charges, in each case, in the nature of a tax imposed, assessed or collected by or under the authority of any Governmental Body, including any interest, penalties or addition to tax which may be imposed with respect thereto, whether disputed or not.
“Tax Contest” has the meaning set forth in Section 9.9.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Terminated Employees” means employees of the Company Group who were terminated after January 1, 2020 but prior to the Closing.
“Texas Cement Nueces County Property” has the meaning set forth in Section 6.4(a).
“Texas Lehigh” has the meaning set forth in Section 6.4(a).
“Texas Lehigh Nueces County Property” has the meaning set forth in Section 6.4(a).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Person Claim” has the meaning set forth in Section 8.2(b).
“Transaction Expenses” means all fees, obligations and expenses of the Company Group incurred in connection with the preparation, execution and consummation of this Agreement to the extent not paid prior to the Closing, including without limitation (a) all fees and expenses of the financial advisors, legal counsel, investment bankers, attorneys, auditors and accountants of the Company Group and (b) excluding with respect to the employee agreements to be entered into between the applicable Transfer Employee and the Purchaser Employer or an Affiliate thereof, any sale, change of control, “stay around”, retention, or similar bonuses, compensation, or payments to be paid to any such current or former employees, officers, or directors with respect to the Company Group upon or in connection with the consummation of the transactions contemplated hereby, together with any employer payroll, withholding or similar Taxes payable in connection therewith; provided, that Transaction Expenses will not include fees and expenses incurred by the Company Group at or after the Closing on behalf of the Purchaser.
“Transfer Employee” means each Business Employee who accepts employment with the Purchaser or one of its Affiliates in connection with the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning set forth in Section 9.3.
“Transition Period” has the meaning set forth in Section 6.11(a).
“Transition Services” means those certain services set forth on Exhibit D.
“Treasury Regulations” means the final and temporary income tax regulations promulgated by the U.S. Department of Treasury under the Code.
“True-Up Amount” has the meaning set forth in Section 2.3(b).
“WARN Act” has the meaning set forth in Section 4.15(h).
“Working Capital Principles” means the principles, practices and methodologies set forth in Exhibit A hereto for determining Current Assets and Current Liabilities, to be applied in a manner consistent with the example set forth in Exhibit A.

Exhibit A
Working Capital Principles
[See attached.]

Exhibit B
Escrow Agreement
[See attached.]

Exhibit C
Loan and Security Agreement
[See attached.]

Exhibit D
Transition Services
[See attached.]